Exhibit 10.1

HOTEL PURCHASE AND SALE AGREEMENT

by and between

THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO,

each a Seller, and collectively, as Sellers

and

SCG GLOBAL HOLDINGS, L.L.C., a Delaware limited liability company, as Buyer

Effective Date: July 31, 2018

TABLE OF CONTENTS

ARTICLE I Deadlines and Definitions		1
1.1	Deadlines	1
1.2	Definitions	1

ARTICLE II Purchase and Sale		2
2.1	Land; Improvements	2
2.2	Personal Property	2
2.3	Contracts, Equipment Leases, and Space Leases	3
2.4	Bookings	3
2.5	Intangible Hotel Assets	3
2.6	Excluded Property	3
2.7	Certain Property Owned by Operating Tenants	4

ARTICLE III Purchase Price		4
3.1	Purchase Price	4
3.2	Allocation of Purchase Price	5
3.3	“All or Nothing” Basis	5

ARTICLE IV Seller’s Representations and Warranties		8
4.1	Good Standing	8
4.2	Due Authorization	8
4.3	No Violations or Defaults	8
4.4	Litigation	8
4.5	Condemnation Actions	8
4.6	Contracts	9
4.7	Equipment Leases	9
4.8	Management and Franchise Agreements	9
4.9	Space Leases	9
4.10	Employees	9
4.11	Bankruptcy	9
4.12	OFAC; Money Laundering	10
4.13	Seller Is Not a “Foreign Person”	10
4.14	Permits	10
4.15	Violations of Law	10
4.16	Title to Personal Property	10
4.17	Taxes	10
4.18	Financial Statements	10
4.19	Insurance	11
4.20	Right of Others	11
4.21	ERISA	11
4.22	Hazardous Substances	11
4.23	Designated Persons	11
4.24	Limitations on Representations and Warranties	11

ARTICLE V Buyer’s Representations and Warranties		13
5.1	Good Standing	13
5.2	Due Authorization	13
5.3	No Violations or Defaults	13
5.4	Litigation	13
5.5	OFAC; Money Laundering	14

ARTICLE VI Closing		14
6.1	Closing	14
6.2	Costs	14

ARTICLE VII Actions Pending Closing; Feasibility Period		14
7.1	Conduct of Business; Maintenance and Operation of Property	14
7.2	Title Insurance	15
7.3	Survey	18
7.4	Inspection; Due Diligence Period	18
7.5	Exclusivity	21
7.6	Estoppels	21
7.7	Tax Clearance Certificates	21

ARTICLE VIII Conditions Precedent to Buyer’s Obligations at Closing		22
8.1	Representations and Warranties	22
8.2	Covenants of Sellers	22
8.3	Title	22
8.4	Seller Deliveries	22
8.5	Termination of Management Agreement and Operating Lease	22
8.6	Failure of Condition	22

ARTICLE IX Conditions Precedent to Sellers’ Obligations at Closing		23
9.1	Representations and Warranties	23
9.2	Buyer Deliveries	23
9.3	Covenants of Buyer	23
9.4	Franchise Agreement Releases	23
9.5	Failure of Condition	24

ARTICLE X Closing Deliveries		24
10.1	Deed	24
10.2	Bill of Sale	24
10.3	Assignment and Assumption Agreement	24
10.4	FIRPTA Certificate	25
10.5	Possession; Books and Records, Keys	25
10.6	Purchase Price	25
10.7	Title Affidavit	25
10.8	Seller Authority	25
10.9	Seller’s Certificate	25
10.10	Buyer’s Certificate	25
10.11	Buyer Authority	25

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10.12	Vehicle Bills of Sale	25
10.13	Closing Statement	26
10.14	Other Documents	26

ARTICLE XI Default		26
11.1	Buyer’s Default	26
11.2	Seller’s Default	26

ARTICLE XII Limitation on Seller’s Liability, Liquor License; As-Is; Franchise		27
12.1	Survival; Maximum Aggregate Liability	27
12.2	Liquor License	28
12.3	PROPERTY SOLD “AS IS”	29
12.4	LIMITATION ON REPRESENTATIONS AND WARRANTIES	29
12.5	New Franchise Agreement	32
12.6	Hotel Employees	33

ARTICLE XIII Casualty or Condemnation		34
13.1	Notice to Buyer	34
13.2	Risk	34

ARTICLE XIV Apportionments		34
14.1	Apportionments	34
14.2	Revenue and Receivables	35
14.3	Food and Beverage Revenue; Vending Machine Revenue	36
14.4	Guests’ Property	36
14.5	Gift Shop Operations	37
14.6	Employee Compensation	37
14.7	Inventories	37
14.8	Taxes	37
14.9	Bookings	38
14.10	Adjustments Between Sellers and Operating Tenants	38
14.11	Accounting	38

ARTICLE XV Miscellaneous		38
15.1	Assignment	38
15.2	Applicable Law	39
15.3	Headings; Exhibits	39
15.4	Notices	39
15.5	Waiver	40
15.6	Partial Invalidity	40
15.7	Entire Agreement	41
15.8	Time is of the Essence	41
15.9	Waiver of Jury Trial	41
15.10	Counterparts; Electronic Signatures	41
15.11	Brokerage	41
15.12	Construction	41
15.13	Attorneys’ Fees	41

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15.14	Confidentiality and Public Announcements	42
15.15	Time for Performance	42
15.16	Further Assurances	42
15.17	No Third-Party Beneficiaries	42
15.18	Section 1031 Exchanges	43
15.19	Florida-Specific Provisions	43

4

HOTEL PURCHASE AND SALE AGREEMENT

THIS HOTEL PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of July 31, 2018 (the “Effective Date”), by and between THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO (each individually and collectively, as the context so requires, a “Seller” and collectively, “Sellers”) and SCG GLOBAL HOLDINGS, L.L.C., a Delaware limited liability company (“Buyer”).

R E C I T A L S:

WHEREAS, Sellers are the owners of those certain tracts or parcels of land more particularly described on Exhibits A-1 through A-8 (collectively, the “Parcels”) and the Property (as hereinafter defined); and

WHEREAS, Buyer desires to acquire the Property from Sellers for the purchase price of Two Hundred Twenty Nine Million and No/100 Dollars ($229,000,000.00) (“Purchase Price”) and Sellers desire to sell and convey the Property to Buyer for the Purchase Price and upon the terms and conditions hereinafter set forth. The Purchase Price shall be allocated among each Hotel (as hereinafter defined) and its related Property as set forth on Exhibit 3.2 attached hereto.

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Sellers to Buyer and by Buyer to Sellers upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I

Deadlines and Definitions

1.1 Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing Deadline” shall mean 4:00 p.m. local Atlanta, Georgia time on or before October 16, 2018, subject to extension in accordance with the terms hereof. Buyer may extend the Closing Deadline to November 30, 2018 by delivery not less than five (5) Business Days prior to the then scheduled Closing Deadline of written notice to Seller of such extension and the delivery of an Extension Deposit to Escrow Agent.

“Due Diligence Deadline” shall mean 6:00 p.m. local Atlanta, Georgia time on July 31, 2018.

1.2 Definitions. In addition, wherever used in this Agreement, the terms set forth on Schedule A shall have the meanings set forth on Schedule A.

ARTICLE II

Purchase and Sale

Subject to the terms, conditions and provisions set forth in this Agreement, at the Closing, each Seller shall sell, convey, transfer and assign and deliver to Buyer, and Buyer shall purchase and accept from each Seller in accordance with the terms of this Agreement, all of such Seller’s right, title and interest to the property and assets set forth in Sections 2.1 – 2.5, but expressly excluding the Excluded Property (all of such property and assets as hereinafter described is collectively referred to as, the “Property”):

2.1 Land; Improvements. The Parcels, together with the land lying in the bed of any street or highway in front of or adjoining the Parcels to the center line thereof, all water and mineral rights, entitlements, development rights and all easements, rights and other interests appurtenant thereto (collectively with the Parcels, the “Land”), and the real property improvements to the Land, including, but not limited to, the hotel buildings constructed on the Land and commonly known as and located at the addresses set forth on Schedule I attached hereto; other buildings and structures, paving, landscaping, lighting, signs mechanical, heating, air conditioning, plumbing, electrical and ventilating systems and all fixtures and equipment servicing the buildings and the Land and which constitute real property under applicable Laws (collectively, the “Improvements”). The Land and the Improvements are sometimes referred to together as the “Real Property” and the hotels are sometimes referred to individually as a “Hotel” or collectively, as the “Hotels”

2.2 Personal Property. The following personalty of each Seller (collectively the “Personal Property”): (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, wall and window coverings, window treatments, appliances, kitchen, restaurant and bar equipment, devices, engines, telephone and other communications equipment, computer equipment and hardware, televisions and other video equipment, lighting and all other equipment located or to be located in each Hotel (the “FF&E”), (b) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts and used in the operation of each Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion and replacement prior to the Closing Date as shall occur in the ordinary course of business (the “ Fixed Asset Supplies”); (c) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of each Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, food, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, whether in opened or unopened containers, subject to such depletion and restocking prior to the Closing Date as shall occur in the ordinary course of business (the “Inventories”), provided, however, that to the extent that any applicable Law prohibits the transfer of alcoholic beverages from any Seller to Buyer, such beverages shall not be considered a part of Inventories but subject to Section 12.2; and (d) to the extent in any Seller’s possession or control, and assignable, all plans and specifications, if any, related to each Hotel, together with all books and records related to each Hotel.

2.3 Contracts, Equipment Leases, and Space Leases. Except for the Excluded Contracts, all written service, maintenance, licensing, concession, and other contracts or agreements related to the maintenance or operation of each Hotel to which any Seller or Operating Tenant is a party, or entered into on behalf of any Seller or Operating Tenant, and any amendments thereto, together with any deposits made thereunder, but excluding the Management Agreements and Franchise Agreements (the “Contracts”); all leases, and any amendments thereto, of personal property located at, or used in the operation of, each Hotel (the “Equipment Leases”) to which any Seller or Operating Tenant is a party, or entered into on behalf of any Seller or Operating Tenant; and, if any, all assignable leases, licenses and other occupancy agreements and any amendments thereto, which establish a landlord/tenant relationship and provide for the use or occupancy of space or facilities on or relating to each Hotel, including, without limitation, for antenna sites and related equipment together with any guarantees and deposits made in connection therewith, but excluding the Operating Leases (the “Space Leases”), all as in effect as of the Effective Date or entered into subsequent to the Effective Date in conformity with the provisions of this Agreement.

2.4 Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotels (the “Bookings”) as of the Closing Date, together with all deposits held by Sellers with respect thereto.

2.5 Intangible Hotel Assets. Hotel Guest Data and Information in any database maintained by any Seller or any Hotel Manager related exclusively to the Hotels or any of them and to the extent assignable without consent or to the extent consent is obtained and at no out-of-pocket cost to Sellers, all right, title and interest of Sellers and Operating Tenants to electronic files, data and information, software licenses, internet domain names, URLs and websites, telephone and facsimile numbers, goodwill of Sellers related to the Hotels, trademarks, servicemarks, logos, Permits, any unexpired guaranties or warranties, signage rights, and other items of intangible personal property relating to the ownership or operation of the Hotels and owned by Sellers (the “Intangible Hotel Assets”).

2.6 Excluded Property. Notwithstanding anything to the contrary set forth in Sections 2.1 – 2.5 above, the property, assets, rights and interests set forth below (the “Excluded Property”) shall not be transferred, assigned or conveyed to Buyer, and shall be excluded from the Property:

(a) Cash. Except as otherwise expressly provided herein, all cash on hand or on deposit in any house bank, operating account or other account or reserve (including, without limitation, any seasonal reserves and FF&E reserves), maintained in connection with the Hotels, together with any and all credit card charges, checks and other instruments which Sellers have submitted for payment as of the Closing. For avoidance of doubt, the parties hereby agree and acknowledge that all FF&E or similar reserve accounts held by Lender or otherwise in connection with the Existing Financing will not be transferred to Buyer as part of the Purchase Price. Buyer acknowledges and agrees that any such reserve accounts required under the Existing Financing will need to either: (i) in the event that such funds are not released to Sellers and remain on deposit for the benefit of Buyer, be reimbursed by Buyer to Sellers at Closing, or (ii) in the event that such funds are released to Sellers, be replenished by Buyer at Closing;

(b) Accounts Receivable. All Accounts Receivable, other than the Guest Ledger;

(c) Third-Party Property. Any and all fixtures, personal property or intellectual property or other assets owned by or proprietary to (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Contracts, (iii) the tenants under any Space Leases, (iv) any Hotel Employee, (v) any guest or customer of the Hotels, (vi) Hotel Manager, and (vii) Franchisor pursuant to the Franchise Agreements;

(d) Hotel Guest Data. Hotel Guest Data and Information in any database maintained by Franchisor or any of their Affiliates. Notwithstanding the foregoing, it is contemplated that after Closing certain of the Hotel Guest Data and Information will continue to be utilized in the operation of the Hotel pursuant to and subject to the terms of any New Franchise Agreement with respect to the Hotels;

(e) Confidential Materials and Personnel Files. All Confidential Materials and personnel files for Hotel Employees; and

(f) National/Regional Contracts. Master service agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are operated by Hotel Manager (or its affiliates), in addition to the Hotels shall be terminated by Hotel Manager at Closing with respect to the Hotels at Sellers’ cost and expense without any obligation to replace the property subject thereto, if any.

2.7 Certain Property Owned by Operating Tenants. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (a) prior to the Effective Date, each Seller entered into the Operating Lease with the applicable Operating Tenant, (b) an Operating Tenant, rather than (or in addition to) Sellers, may have rights, title and interests in and to some of the Property (the “Operating Tenant Owned Property”), (c) each Seller shall cause the applicable Operating Tenant to transfer all of its right, title and interest in and to such Operating Tenant Owned Property to Seller on or before the Closing in connection with the termination of each Operating Lease (and in turn permitting each Seller to convey the same to Buyer at Closing in accordance with this Agreement), (d) Operating Tenants shall not have any liability for or as a result of any default or breach by any Seller of any of such Seller’s representations, warranties and/or obligations hereunder, (e) all of the covenants set forth in this Agreement relating to the Property shall also apply to the Operating Tenant Owned Property (f) each Seller shall cause each Operating Tenant to comply with the covenants set forth in this Agreement as if they were a Seller hereunder, to the extent applicable, (g) Sellers and Operating Tenants shall terminate all of the Operating Leases at their sole cost and expenses at or prior to Closing, and (h) the Sellers shall be responsible for any breaches of this Agreement caused by any of the Operating Tenants.

ARTICLE III

Purchase Price

3.1 Purchase Price. The Purchase Price, subject to the prorations and credits set forth herein, shall be due and payable as follows:

(a) Independent Consideration. Notwithstanding anything herein to the contrary, should the Deposit be returned to Buyer pursuant to any provision of this Agreement, Seller shall receive from the Title Company a portion of the Deposit equal to One Hundred and No/100 Dollars ($100.00), as independent contract consideration, which independent contract consideration, the sufficiency of which is hereby acknowledged by the parties, is fully earned by Seller and is non-refundable under any circumstances, and Buyer shall receive from the Title Company the balance of the Deposit.

(b) Deposit. No later than one (1) Business Day after the Effective Date, Buyer shall make the Deposit, in immediately available funds, with Escrow Agent. If Buyer does not deliver the Deposit to the Escrow Agent as provided herein, Sellers shall have the right to Terminate this Agreement by giving written notice to Buyer, and no party shall thereafter have any further liability to the other under this Agreement except as otherwise specifically provided herein. Upon Closing, the Deposit shall be applied to the Purchase Price. If Buyer terminates this Agreement on or before the Due Diligence Deadline, then Escrow Agent shall promptly return the Deposit to Buyer. Except as expressly otherwise set forth herein, after the Due Diligence Deadline, the Deposit shall be non-refundable to Buyer, but shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the escrow instructions executed by Sellers, Buyer and Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit B.

(c) Remainder of Purchase Price. At Closing, Buyer shall pay to Escrow Agent, to be released to Sellers if the Closing occurs, an amount equal to the difference between (i) the Purchase Price, subject to Section 3.(4)(c), and (ii) the amount of the Deposit to be released to Sellers by Escrow Agent, subject to the credits, prorations and adjustments set forth herein, in immediately available funds by federal reserve bank wire transfer to such account and bank as Escrow Agent shall designate in writing to Buyer on or prior to Closing.

3.2 Allocation of Purchase Price. The allocation of the Purchase Price among the Hotels is attached hereto as Exhibit 3.2 attached hereto (the “Hotel Allocation”). In addition, Sellers and Buyer shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of that portion of the Purchase Price allocated to each Hotel among the Real Property, the Personal Property located thereat and other customary items either Sellers or Buyer may request to be allocated (the “Property Allocation”), and if agreed upon, such additional aspects of the Property Allocation shall be deemed attached hereto as Exhibit 3.2. If the Property Allocation cannot be agreed upon, each party may use its own determination and bear any consequences related thereto; provided, however, if, and only if, Buyer’s allocation allocates less than 8% of the applicable Hotel Allocation to the tangible Personal Property of the applicable Hotel, Buyer’s allocation shall control with respect to the amount to be stated on any transfer tax declaration submitted in connection with any Deed for such Hotel and in calculating any transfer, recordation, or similar tax paid in connection with the conveyance of such Hotel. If the parties are able to agree upon the Property Allocation, Sellers and Buyer agree to (i) be bound by the Allocation, and (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns.

3.3 “All or Nothing” Basis. Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the property comprising the Property at Closing in consideration for the Purchase Price set forth in this Agreement. Buyer acknowledges and agrees that other than as specifically set forth in this

Agreement (i) the sale of the Property shall be on an “all or nothing” basis, (ii) Buyer shall have no right, and Sellers shall have no obligation, to exclude any portion of the Property from the Transaction, and (iii) any Termination of this Agreement shall constitute a Termination of this Agreement as to all of the Property.

3.4 Loan Assumption. At the Closing, Buyer shall assume the Existing Financing, subject to the terms hereof. With respect to Buyer’s assumption of Existing Financing:

(a) Sellers and Buyer shall cooperate and use commercially reasonable efforts to cause Lender (or its loan servicer, as applicable) to approve (i) Buyer’s assumption of the Existing Financing from and after the Closing Date, (ii) the termination of the Management Agreements and Franchise Agreements, (iii) the appointment of Buyer’s new manager, and (iv) the Buyer’s execution of the New Franchise Agreements and replacement management agreements (collectively, “Loan Assumption”) and to cause the applicable Seller and all applicable guarantors, if any, to be released from any and all liability under the Existing Financing first arising or accruing subsequent to the Closing Date (collectively, “Lender Approval”). In connection therewith, Buyer covenants and agrees to submit loan assumption applications along with any required loan application fees and deposits to the Lender promptly after the Effective Date, and thereafter shall use good faith and diligent efforts to obtain the Lender Approval.

(b) In connection with the foregoing, Buyer agrees (i) to reasonably cooperate with Lender’s customary requests for delivery of information about Buyer, subject to any of Buyer’s reasonable protocols restricting the disclosure of information regarding its members, partners and investors, (ii) to approve any commercially reasonable loan assumption documents in form and content customarily required of similarly situated buyers in similar transactions; provided, however, that such documents shall be in form satisfactory to Buyer, in its commercially reasonable discretion, and without limitation on the foregoing, such documents (A) shall only require Buyer and Buyer’s Replacement Guarantor to assume the obligations under the Existing Financing Documents for such Existing Financing first arising after (but not before) the Closing, and in substantially the same form as those set forth in the current Existing Financing Documents for such Existing Financing, with such changes as Buyer may request to reflect the organizational requirements of Buyer (which changes shall, among other items, permit certain internal transfers within Buyer and its Affiliates and other indirect transfers so long as the same do not result in a change of control of Buyer and Buyer complies with Lender’s “know your customer” requirements for transfers that result in a transferee owning more than 20% of a direct or indirect interest in Buyer), and (B) shall not include any requirement (except as Buyer approves, which approval may be given or withheld in Buyer’s sole and absolute discretion) that (I) any terms of the Existing Financing Documents for such Existing Financing be changed except as required by Buyer as provided in clause (A) above (including any change in the economic provisions of the Existing Financing Documents), (II) any person or entity provide any guaranty to Lender other than a nonrecourse carve-out guaranty and/or an environmental indemnity in the form as exists in the Existing Financing Documents or otherwise in form satisfactory to Buyer (in Buyer’s sole and absolute discretion), from Buyer’s Replacement Guarantor or (III) there be any increase in reserves or new reserves or any other obligations not currently imposed under the Existing Financing Documents for such Existing Financing, and (iii) to comply with any other commercially reasonable requirements and conditions of the Lender in connection with the assumption of such Existing Financing (to the extent the same do not conflict with the foregoing provisions of this sentence). In connection with its request for the Lender Approval, except as provided above: (1) Buyer agrees to provided Buyer’s Replacement Guarantor for the non-recourse carve out obligations and environmental indemnity obligations under the Existing Financing, and (2) Buyer acknowledges that the economic terms of the Existing Financing shall not be modified in connection with the Lender Approval and that Buyer’s obligation to perform under this Agreement shall not be conditioned upon the Lender providing any modifications to the economic terms of the Existing Financing. Sellers shall reasonably cooperate with Buyer in applying for and obtaining the Lender Approval, including delivery of any notices or requests required to be submitted in connection therewith or other information regarding the Property reasonably requested by the Lender. Buyer shall provide Sellers with updates, upon Sellers’ request, of the status of the Lender Approval.

(c) Any loan assumption fees required by any Lender as a condition to the Lender Approval, as well as all other costs and expenses of a Lender associated with issuance of the Lender Approval, including without limitation all attorneys’ fees, title costs, appraisal fees, rating agency fees, and other actual third party costs incurred by Lender or the servicer of such Existing Financing in connection with the application for the Lender Approval, shall be paid by Buyer at the Closing. The Existing Financing shall be credited towards the Purchase Price, provided, for purposes of determining the amount of the Existing Financing to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Existing Financing and all accrued and unpaid interest and late charges or other similar fees (but excluding any assumption fees paid by Buyer), if any, as of the Closing Date.

(d) Sellers acknowledge that as of the Effective Date, Buyer’s Replacement Guarantor does not satisfy any of the financial covenants set forth in the Existing Financing and that Buyer’s Replacement Guarantor will only be able to satisfy such financial covenants when SREIT, which is the general partner of Buyer’s Replacement Guarantor, has received purchase orders for at least $150,000,000 in shares and all of the conditions to the release of escrow described in the Prospectus of Starwood Real Estate Income Trust, Inc. dated as of December 27, 2017 (as supplemented, modified or amended) have been satisfied. In the event Buyer anticipates that Buyer’s Replacement Guarantor will fail to satisfy the financial covenants set forth in the Existing Financing as of the Closing Deadline (as extended pursuant to Section 1.1 hereof), Buyer shall have the right to further extend the Closing Deadline for an additional forty-five (45) days by delivery not less than five (5) Business Days prior to the then scheduled Closing Deadline of written notice to Seller of such extension and the delivery of an additional Extension Deposit to Escrow Agent. Buyer’s Replacement Guarantor’s failure to satisfy the financial covenants set forth in the Existing Financing as of the Closing Deadline (as extended pursuant to this Section 3.4(d)) shall constitute a breach of default of this Agreement by Buyer and Sellers shall have the right to avail themselves of the remedies provided in, and subject to, Section 11.1.

ARTICLE IV

Seller’s Representations and Warranties

In order to induce Buyer to enter into this Agreement and to consummate the Transaction contemplated hereby, each Seller, with respect to only itself and its Property, hereby represents and warrants to Buyer as follows:

4.1 Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, is authorized to conduct the business in which it is now engaged, and is duly qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

4.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite limited liability company actions of Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally.

4.3 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Seller of the Transaction contemplated hereby will not (a) violate any Law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets; (b) result in a breach or default under any provision of the organizational documents of Seller or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given. Notwithstanding the foregoing, Seller makes no representations or warranty regarding (i) the assignability of any particular Permit, Equipment Lease or Contract, or (ii) as to whether the consent or approval of any governmental authority (as to Permits) or any third parties (as to Equipment Leases and Contracts) is required for the assignment of such documents.

4.4 Litigation. Except as set forth on Exhibit 4.4, neither Seller nor any Operating Tenant nor, to Seller’s knowledge, Hotel Manager, has received written notice of any litigation, investigations or other proceedings that remain pending against Seller affecting any portion of the Property, the Hotel Employees (including any pending labor grievances or arbitrations) or the operation of the Hotels, nor does Seller have any knowledge that any such litigation, investigations or other proceedings are pending or threatened. To Seller’s knowledge, no injunction, decree, order, writ or judgment is outstanding with respect to the Property, the Hotel Employees or the operation of the Hotel.

4.5 Condemnation Actions. Except as set forth on Exhibit 4.4, there are no condemnation actions pending or, to Seller’s knowledge, threatened in writing with respect to the Property.

4.6 Contracts. All Material Contracts (and to Seller’s knowledge, all Contracts) are listed on Exhibit 4.6 attached hereto. All Material Contracts are in full force and effect. Neither Seller nor Operating Tenant has given or received, and, to Seller’s knowledge, Hotel Manager has not given or received, any notice of any breach or default under the Material Contracts and, to Seller’s knowledge, there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any Material Contract, nor by any other party thereto. Seller has made (or will make within five (5) Business Days after the Effective Date) available to Buyer true and complete copies of the Material Contracts (and to Seller’s knowledge, all other Contracts).

4.7 Equipment Leases. All Material Equipment Leases (and to Seller’s knowledge, all Equipment Leases) are listed on Exhibit 4.7 attached hereto. All Material Equipment Leases are in full force and effect. Neither Seller nor Operating Tenant has given or received, and, to Seller’s knowledge, Hotel Manager has not given or received, any notice of any breach or default under the Material Equipment Leases and, to Seller’s knowledge, there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller or Operating Tenant under any such Equipment Lease, nor by any other party thereto. Seller has made (or will make within five (5) Business Days after the Effective Date) available to Buyer true and complete copies of the Material Equipment Leases (and to Seller’s knowledge, all other Equipment Leases).

4.8 Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (i) the Management Agreements and (ii) the Franchise Agreements. All Franchise Agreements and Management Agreements are in full force and effect. Neither Seller nor Operating Tenant has given or received any notice of any default under the Franchise Agreements, and, to Seller’s knowledge, there are no material defaults under any Franchise Agreement by any party thereto. Seller has made (or will make within five (5) Business Days after the Effective Date) available to Buyer true and complete copies of the Franchise Agreements.

4.9 Space Leases. All Space Leases affecting all or any portion of the Property are listed on Exhibit 4.9 attached hereto. All such Space Leases are in full force and effect. Neither Seller nor Operating Tenant has given or received, and, to Seller’s knowledge, Hotel Manager has not given or received, any notice of any breach or default under the Space Leases and, to Seller’s knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller or Operating Tenant under any such Space Leases, nor by any other party thereto. Seller has made available (or will make within five (5) Business Days after the Effective Date) to Buyer true and complete copies of the Space Leases.

4.10 Employees. Seller does not have any employees. All Hotel Employees are employees of Hotel Manager. Neither Seller, Operating Tenant nor Hotel Manager is a party to any union or collective bargaining agreement with any Hotel Employees. Hotel Manager is not a party to any written employment or compensation agreement with any of the Hotel Employees that would be binding on Buyer after Closing.

4.11 Bankruptcy. No Act of Bankruptcy has occurred with respect to Seller or Operating Tenant, nor is any Act of Bankruptcy contemplated by Seller or Operating Tenant.

4.12 OFAC; Money Laundering. Neither Seller, Operating Tenant nor any of their respective Affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Neither Seller nor Operating Tenant is engaged in the Transaction directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

4.13 Seller Is Not a “Foreign Person”. Neither Seller nor Operating Tenant is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., neither Seller nor Operating Tenant is a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

4.14 Permits. Neither Seller nor Operating Tenant has received, and, to Seller’s knowledge, Hotel Manager has not received, a written notice from any applicable governmental authority of (a) any violation, default, intended or threatened non-renewal, suspension or revocation of any Permits or (b) any Permits necessary for the use, operation or occupancy of the Hotel which have not been issued or are not effective. Seller has made (or will make within five (5) Business Days after the Effective Date) available to Buyer true, correct and complete copies of all material Permits.

4.15 Violations of Law. Neither Seller nor Operating Tenant has received, and, to Seller’s knowledge, Hotel Manager has not received, any written notice from any governmental authority having jurisdiction over the Property that all or any portion of the Property is in violation of any applicable Laws, which violation has not been cured or remedied in accordance with applicable Laws.

4.16 Title to Personal Property. Seller or Operating Tenant, as applicable, has good and valid title to the tangible Personal Property, and such tangible Personal Property shall be free and clear of all liens and encumbrances as of the Closing, except for the Personal Property subject to the Equipment Leases, which shall be subject only to the ownership interest of the lessor thereunder.

4.17 Taxes. All Taxes that are due with respect to Seller or Operating Tenant or otherwise in connection with the ownership or operation of the Hotel have been paid in full or if due on or after the Closing Date will be paid in full (or will be provided for at the Closing pursuant to the provisions of Section 14.1 below), and all required reports and returns relating thereto have been, or will be, timely filed, subject to any extension rights. Except as set forth on Exhibit 4.17, no appeal, audit or other protest proceeding is pending with respect to the real estate taxes affecting the Property. Neither Seller, Operating Tenant nor, to Seller’s knowledge, Hotel Manager, has received written notice of any special tax assessments relating to the Property or any portion thereof.

4.18 Financial Statements. The financial statements for the years ended December 2015, December 2016 and December 2017 and year-to-date financial statements from January through May, 2018 provided to Buyer with respect to the Hotel are true and complete copies of the financial statements prepared by Hotel Manager. To Seller’s knowledge, there are no errors or omissions in such financial statements that would cause such financial statements to be untrue or incomplete in any material respect.

4.19 Insurance. Neither Seller nor Operating Tenant has received any written notice of a breach or default under any insurance policy maintained by or on behalf of the Seller with respect to the Property, which has not been cured or dismissed, or the cancellation of such insurance policy.

4.20 Right of Others. Neither Seller nor Operating Tenant has granted or is subject to any unsatisfied option, right of first refusal or any other similar rights in favor of any person or entity applicable to the sale of the Property contemplated to Buyer. Prior to the Effective Date, Seller delivered by Buyer a true, correct and complete copy of the IHG Waiver (as hereinafter defined).

4.21 ERISA. Neither Seller nor Operating tenant is (and, throughout the period transactions are occurring pursuant to this Agreement, will not be), and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of), an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Seller or Operating Tenant that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

4.22 Hazardous Substances. Seller has delivered to Buyer true and complete copies of the environmental assessments, reports and studies relating to the Property set forth on Exhibit 4.22 (the “Environmental Reports”), which Environmental Reports are the most recent environmental assessments, reports and studies relating to the Property in Seller’s or Operating Tenant’s possession. Neither Seller nor Operating Tenant has received any written notice from any governmental authority having jurisdiction over the Property that all or a portion of the Property is in violation of any applicable Environmental Laws, and Seller has no knowledge of any such violation.

4.23 Existing Financing. The Existing Financing Documents as set forth on Exhibit 4.23 are all of the documents related to the Existing Financing and true, correct and complete copies have been provided to Buyer. No Event of Default exists under the terms of the Existing Financing Documents, and to Seller’s knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute an Event of Default under the Existing Financing Documents.

4.24 Designated Persons. As used in this Agreement, the words “Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual knowledge of Mark K. Rafuse, Aditya Bhoopathy or Steven Nicholas, in each case after due inquiry of the Hotel Manager, but without any other obligation of investigation or inquiry; provided, however, there shall be no personal liability on the part of such person arising out of any representations or warranties made herein or otherwise.

4.25 Limitations on Representations and Warranties.

(a) Each of Seller’s Warranties shall be deemed modified to reflect any changes in the same as a result actions Sellers are expressly permitted to take under this Agreement or the acts of Buyer. Each of Seller’s Warranties shall be deemed modified to reflect Buyer’s deemed knowledge as of the Due Diligence Deadline. Further, to the extent that Buyer is deemed to know after the Due Diligence Deadline but prior to the Closing Date that any of Seller’s Warranties are inaccurate, untrue or incorrect and such inaccurate, untrue or incorrect Seller’s Warranty has a Property Material Adverse Effect, and (b) Buyer nonetheless proceeds to Closing notwithstanding such Property Material Adverse Effect, then such Seller’s Warranties shall be deemed modified to reflect Buyer’s deemed knowledge. Seller’s Warranties shall not be deemed modified after the Due Diligence Deadline to reflect Buyer’s deemed knowledge if such inaccuracy, untruth or incorrectness does not constitute a Property Material Adverse Effect. Buyer shall be “deemed to know” any fact, circumstance or information or shall have “deemed knowledge” of the same to the extent (i) that the Buyer has actual knowledge of a particular fact or circumstance or information that is inconsistent with any Seller’s Warranty, or (ii) this Agreement, any closing documents executed by Sellers, any document posted in the electronic data room or delivered directly to Buyer no later than five (5) Business Days prior to the expiration of the Due Diligence Deadline, or any third party reports prepared or obtained by any Buyer’s Representatives and delivered to Buyer in connection with Buyer’s due diligence discloses a particular fact or circumstance or contains information that is inconsistent with any Seller’s Warranty.

(b) If prior to the Closing, (i) the Buyer has actual knowledge (or Buyer is deemed to have knowledge as defined in subparagraph (a) above) that any of Seller’s Warranties is inaccurate, untrue or incorrect and Buyer gives Sellers notice thereof (Buyer agreeing to give Seller written notice thereof within five (5) Business Days of obtaining such actual knowledge but, in any event, prior to the Closing Date, and whether or not such inaccurate, untrue or incorrect Seller’s Warranty has a Property Material Adverse Effect), or (ii) Sellers shall notify Buyer that any of Seller’s Warranties is untrue, inaccurate or incorrect, then Sellers may, in its sole discretion, elect by notice to Buyer to adjourn the Closing for up to thirty (30) days in order to attempt to cure or correct such untrue, inaccurate or incorrect Seller’s Warranty. If any such inaccurate, untrue or incorrect Seller’s Warranty has a Property Material Adverse Effect, and (A) is not cured or corrected by Sellers on or before the Closing Date (as the same may be adjourned as provided above) or (B) such inaccuracy or such Property Material Adverse Effect is not cured by an offset from the Purchase Price on or before the Closing Date (as the same may be adjourned as provided above) in such amount as is reasonably determined by Buyer and Sellers to offset or cure the impact of such inaccuracy causing such Property Material Adverse Effect as aforesaid, then such inaccurate, untrue or incorrect Seller’s Warranty shall constitute a failure of the Buyer’s Conditions as set forth in Section 8.1 and Buyer, as its sole remedy shall elect either (x) to waive such misrepresentations or breaches of Seller’s Warranties and consummate the Transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to Terminate this Agreement by notice given to Sellers on or before the Closing Date, in which event, (i) the Deposit shall be returned to Buyer (provided, further, that if, and only if, the inaccuracy or misrepresentation of such Seller’s Warranty existed as of the Effective Date and any Seller had knowledge of such inaccuracy or misrepresentation on the Effective Date, or if the inaccuracy or misrepresentation of such Seller’s Warranty is the result of the intentional act or omission of a Seller after the Effective Date in violation of the terms of this Agreement, Buyer shall have the right to avail itself of the remedies provided in, and subject to, Section 11.2) and (ii) this Agreement shall be Terminated and neither party shall have any further rights, obligations or liabilities hereunder except as otherwise specifically provided herein.

(c) The provisions of this Section 4.25 shall survive Closing or any earlier termination of this Agreement.

ARTICLE V

Buyer’s Representations and Warranties

In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers as follows:

5.1 Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

5.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite actions of Buyer (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally.

5.3 No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Buyer of the Transaction will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Buyer or any provision of the organizational documents of Buyer; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

5.4 Litigation. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Buyer or (b) Buyer’s ability to enter into or perform this Agreement.

5.5 OFAC; Money Laundering. Neither Buyer, Buyer’s Replacement Guarantor, nor any of their Affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Neither Buyer nor Buyer’s Replacement Guarantor is engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

ARTICLE VI

Closing

6.1 Closing. The time and place of Closing shall be on the Closing Deadline, through escrow with Escrow Agent, or on such alternative date or at such alternative location as may be mutually agreed upon by Sellers and Buyer in writing. All of Sellers and Buyer’s deliveries, the funds for payment of the Purchase Price and sufficient additional funds necessary for the parties to pay the costs contemplated by Section 6.2 shall be delivered in escrow to the Escrow Agent on or prior to the Closing Deadline, and there shall be no requirement that the parties attend a formal settlement.

6.2 Costs. Buyer and Sellers shall each pay the transaction costs and expenses as set forth on Exhibit 6.2 attached hereto; provided, however Buyer agrees to pay the first $200,000 of Sellers’ transaction costs and expenses. Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection with the sale of the Property shall be allocated between Buyer and Sellers in accordance with the customary practice in the county where the applicable Hotel is located. The obligations of the parties under this Section 6.2 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

ARTICLE VII

Actions Pending Closing; Feasibility Period

7.1 Conduct of Business; Maintenance and Operation of Property. Between the Effective Date and the Closing Date, subject to and consistent with the terms of the applicable Management Agreement, each Seller shall cause its Property to be operated and managed in the manner which is substantially similar to the manner it has been operated and managed prior to the Effective Date, which undertaking includes, but is not limited to:

(a) provide a level of employment at each Hotel sufficient for the normal operations of such Hotel as currently conducted;

(b) accept, in the ordinary course of business, booking contracts for the use of guest rooms and facilities of the Hotel;

(c) keep, observe, and perform all material obligations under the Space Leases, the Contracts, the Equipment Leases, the Franchise Agreements, the Management Agreements and all other applicable contractual arrangements relating to the Property;

(d) perform maintenance and repairs in the ordinary course of business, except that Seller shall not be required to make any capital improvements or replacements to the Property;

(e) Sellers will not, and, will not permit Operating Tenant and Hotel Manager to, enter into or otherwise amend or terminate any Space Leases, Material Equipment Leases, or Material Contracts (except as expressly required by the terms thereof) without the prior written approval of Buyer, which approval (i) prior to the Due Diligence Deadline, shall not be unreasonably withheld, conditioned or delayed, and (ii) after the Due Diligence Deadline, may be given or withheld in Buyer’s sole and absolute discretion; provided, however, that in the event Buyer fails to respond to Sellers within five (5) Business Days after Buyer is notified of such proposed agreement, amendment or termination, such failure to respond shall be deemed to constitute Buyer’s approval of same. Notwithstanding the foregoing, Sellers will be allowed at all times to (A) amend, extend or terminate Space Leases, Equipment Leases, and Contracts as expressly required by the terms thereof, and (B) enter into new Equipment Leases or Contracts if they are either (I) not a Material Contract or Material Equipment Lease or (II) terminable by Buyer without any termination fee and upon not more than thirty (30) days’ notice; to the extent any Seller enters into, amends or terminates any Space Lease, Equipment Lease or Contract prior to the Due Diligence Deadline, Sellers shall promptly, but in no event two (2) Business Day, provide written notice of the same and a copy to the Buyer. Sellers will not, and, will not permit Operating Tenant to, enter into or otherwise amend or terminate any of the Existing Financing Documents without the prior written approval of Buyer, which approval (i) prior to the Due Diligence Deadline, shall not be unreasonably withheld, conditioned or delayed, and (ii) after the Due Diligence Deadline, may be given or withheld in Buyer’s sole and absolute discretion;

(f) provide written notice to Buyer of any litigation, arbitration, investigation, labor dispute of which Seller or Operating Tenant receives written notice, and provide a copy of any notice of default under any Existing Financing Document, Space Lease, Equipment Lease, Contract, Franchise Agreement or Management Agreement;

(g) provide Buyer with monthly operating statements received by Sellers or Operating Tenant from the Hotel Managers;

(h) use commercially reasonable efforts to preserve in force all existing material Permits and to timely file all returns with respect to any Taxes and timely pay all Taxes (subject to properly filed extensions and rights to appeal), and to cause all those Permits expiring on or before the Closing Date to be renewed prior to the Closing Date; and

(i) subject to Section 12.5 and Section 15.19, at the applicable Seller’s sole cost and expense, cause the applicable existing Management Agreement and Operating Lease to be terminated as of the Closing Date.

7.2 Title Insurance.

(a) Prior to the Effective Date, Sellers have ordered, and the Title Company has delivered to Buyer, a Title Commitment with respect to each Hotel. In connection therewith, Sellers agree to use commercially reasonable efforts to obtain from the applicable parties an estoppel certificate with respect to those certain documents set forth on Exhibit 7.2 attached hereto (each a “Required Estoppel” and collectively, “Required Estoppels”). Buyer agrees to provide Sellers with requested forms of estoppel certificates within four (4) Business Days following the Effective Date. Buyer shall be deemed to have approved any Required Estoppel so long as (i) it is dated no later than 30 days prior to the Closing Date, (ii) it does not identify any information that is materially inconsistent with the representations and warranties made by Seller in this Agreement or any of the information posted in the electronic data room or delivered directly to Buyer, and (ii) there are no defaults specified therein provided that in the event that a default is specified therein then Sellers shall have the right, but not the obligation, to attempt to cure any such default and Buyer shall be deemed to approve the applicable Required Estoppel provided such default is cured within fourteen (14) days of receipt of the applicable Required Estoppel (and the Closing Date shall be extended as necessary in order to give Sellers the full benefit of such fourteen (14) day period). The failure of Sellers to obtain any Required Estoppel after exercising commercially reasonable efforts shall not be deemed a default or breach of Sellers’ obligations under this Agreement, but is, however, subject to Section 8.4.

(b) It is expressly agreed by the parties that (i) mortgages, deeds of trust, construction, mechanics’ or materialmen’s liens, judgment liens, Tax liens (other than liens for non-delinquent general real estate taxes or assessments), or other liens or charges evidencing monetary encumbrances created by or through Sellers, and (ii) any liens or other exceptions to title arising under or with respect to the Perishable Agricultural Commodities Act or the Packer and Stockyard Act and (iii) any other exceptions or encumbrances to title which are created as a result of the intentional acts or omissions of any Seller or its agents after the Effective Date without Buyer’s prior written consent, shall not be Permitted Title Exceptions and that it shall be Sellers’ responsibility to cause the Title Company to remove or insure over all such items in the Title Policy issued at Closing (collectively, “Mandatory Cure Items”). Except as expressly set forth in this Section 7.2 and Sellers’ obligations set forth in Article X, Sellers have not agreed to take any additional actions with respect to title matters and Buyer’s failure to deliver a Termination Notice by the Due Diligence Deadline shall constitute Buyer’s election to accept as Permitted Exceptions the exceptions to title with respect to which Sellers will not be taking any action.

(c) If any supplement or revision to a Title Commitment and/or Survey issued subsequent to the respective dates of the original applicable Title Commitment and the Survey contains exceptions to title or defects not shown in the original Title Commitment or the original Survey, as applicable, or previous endorsements or supplements thereto, (i) such additional Title Objections, to the extent not caused or consented to by Seller, would have an adverse effect on the ownership, operation or financeability of the Property, and (ii) and such additional Title Objections were not caused by Buyer or any person on behalf of Buyer, then Buyer shall be entitled to object to such exceptions by written notice of objection to Sellers on or before the third (3rd) Business Day after Buyer’s receipt of the supplement showing such exceptions. Sellers shall have until five (5) Business Days from the receipt of Buyer’s notice of each such additional Title Objections that comply with the requirements of this Section 7.2(c) to remove or to remedy the conditions or defects resulting in such exceptions and to procure a supplement to the Title Commitment or the Survey, as applicable, removing such Title Objection or to agree in writing to cure such Title Objection(s) prior to Closing. If Sellers are either unable or unwilling to provide for the removal of one or more of such additional Title Objections or does not agree to cure such Title Objections (provided that Sellers cannot decline to cure any Mandatory Cure Item), within such five (5) Business Day period, then, at Buyer’s option, this Agreement may be Terminated upon written notice given by Buyer to Sellers on or before the third (3rd) Business Day after such five (5) Business Day period. Upon delivery of such termination notice, this

Agreement shall automatically Terminate and the parties shall be released from all further obligations under this Agreement (except for those which expressly survive Termination of this Agreement), provided that the Deposit shall be disbursed by Escrow Agent to Buyer; provided, further, if Buyer Terminates this Agreement because Sellers are unwilling or unable to cure any Mandatory Cure Item required to be removed or bonded over in accordance with this Agreement, the same shall be treated as a default by Sellers and Buyer shall have the right to avail itself of the remedies provided in, and subject to, Section 11.2. If Buyer shall have the right to, but does not, Terminate this Agreement in the manner set forth above in this Section 7.2(c), then Buyer shall be deemed to have waived its objection to all Title Objections referred to in Buyer’s notice of Title Objections relating to such supplement which shall not have been cured or which Sellers elected not to cure prior to Closing, and this Agreement shall remain in full force and effect. Anything in this Agreement to the contrary notwithstanding, the Closing Date shall be extended to the fifth (5th) Business Day after the later of (x) Sellers shall have cured Buyer’s Title Objection to such supplement and shall have delivered to Buyer a supplement to the Title Commitment or the Survey evidencing the same or (y) the expiration of Buyer’s right to Terminate this Agreement because of the lack of such a cure.

(d) In addition, Buyer shall have the right to obtain from Title Company such endorsements to the Title Policies and/or such additional liability protection as Buyer may elect to obtain; provided, however, that Buyer’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Buyer’s obligations hereunder and shall not extend or delay Closing. Buyer shall be solely responsible for negotiating with Title Company with respect to (unless obtained by Sellers to cure any Title Objection in accordance with this Agreement), and paying for, such title endorsements and/or such additional liability protection as may be requested by Buyer, if any.

(e) With respect to that certain Construction, Operating and Reciprocal Easement Agreement, dated August 25, 2006, between JG Gulf Coast Town Center and MHG of Fort Myers, Florida #3, LLC (the “COREA”) which encumbers the Fort Myers Gulf Coast Property, the Fort Myers Gulf Coast Seller shall use commercially reasonable efforts to obtain an amendment to the COREA signed by both (i) JG Gulf Coast Town Center LLC, an Ohio limited liability company, as holder of the repurchase right thereunder, and (ii) the current owner of the Developer Parcel (as defined in the COREA), as holder of other rights and obligations under the COREA, clarifying that following the subdivision of the hotel parcel all rights and obligations of the owners of the individual properties making up the Hotel Parcel (as defined in the COREA) are several, and not joint and several, including all rights and obligations related to the Repurchase Option (as defined in the COREA) and sharing of expenses (the “COREA Amendment”); provided, however, in no event shall delivery of the COREA Amendment be a condition to Buyer’s obligations at Closing; provided, however, if the COREA Amendment is not executed and received at Closing, then the Fort Myers Gulf Coast Seller shall cause the owner of the neighboring parcel on which a Residence Inn is operating (the “Residence Inn Owner”) to enter into a written agreement documenting the sharing of costs under the COREA reflecting how such costs are currently being split between the Fort Myers Gulf Coast Seller and the Residence Inn Owner, such agreement to be in a form reasonably acceptable to Buyer and the Residence Inn Owner (the “Shared Cost Agreement”).

7.3 Survey. Sellers shall reasonably cooperate with Buyer, at Buyer’s sole cost, to allow Buyer to order ALTA as-built surveys of the Hotels (or updates to Sellers’ existing ALTA as-building survey of the Hotels) certified to Buyer and the Title Company by a land surveyor or professional engineer (collectively, the “Survey”).

7.4 Inspection; Due Diligence Period.

(a) Subject to the limitations, terms and conditions set forth herein, Buyer shall have the right, subject to the rights of each applicable Franchisor and Hotel Manager, tenants, hotel guests and invitees and applicable Laws, at its own risk, and at any date or dates prior to Closing, to enter, or cause Buyer’s Representatives to enter, upon the Property to perform inspections, investigations, studies and tests of the Property, including, without limitation, surveys, environmental studies, examination and tests of all structural and mechanical systems within the improvements and all other matters that Buyer wishes to consider at Buyer’s sole cost and expense (herein collectively called the “Due Diligence Investigations”); provided that in no event shall Buyer perform any physically-intrusive testing with respect to the Property, including without limitation, any Phase II environmental testing, any test borings, or any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the improvements on the Property without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion. Buyer shall notify Sellers (which notice may be by e-mail notice to Adi Bhoopathy (adi.bhoopathy@nobleinvestment.com ) but will not be deemed received until the next Business Day if transmitted after 5:00 p.m. local Atlanta, Georgia time on a Business Day, provided that a confirmation copy of such notice is not required to be delivered as otherwise required by Section 15.4) at least one (1) Business Day in advance of any entry onto the Property, however Buyer may request access to the Property on shorter notice subject to Sellers’ consent. All entry onto the Property shall occur during normal business hours. Neither Buyer nor any Buyer Representative shall (i) communicate with, contact or otherwise solicit any Hotel Employee at the Hotels; provided, however, Buyer (and each Buyer Representative) may communicate with the each Hotel’s general manager, controller, chief engineer and director of sales (each a “Designee” and collectively, “Designees”), or (ii) discuss the sale of the Hotels or any terms of this Agreement with any Hotel Employee. Sellers shall be entitled to have a representative(s) (“Sellers’ Representative”) present during any entry onto the Property by Buyer or Buyer’s Representatives, including during any interviews with any Designee, and Sellers shall cooperate with Buyer and Buyer’s Representatives in good faith in such regard.

(b) Prior to Buyer’s or any of Buyer’s Representatives entry upon the Property, Buyer shall deliver to Sellers evidence reasonably satisfactory to Sellers that Buyer shall have obtained and shall maintain, or has caused Buyer’s Representatives to obtain and to maintain, at no cost to Sellers, (i) a policy of commercial general liability insurance covering each of the inspections, investigations, studies and tests of the Property being performed by or on behalf of it with a single limit of liability of not less than $1,000,000 per occurrence, $2,000,000 aggregate; (ii) worker’s compensation insurance with respect to the inspections, investigations, studies and tests of the Property being performed by to the extent required by applicable Laws, and (iii) excess (umbrella) liability insurance covering each of the inspections, investigations, studies and tests of the Property being performed by or on behalf of it with limits of not less than $2,000,000 per occurrence, in each case, naming Sellers as additional insureds, with respect to the Property and any entry onto or activities on or about the Property by Buyer and all of Buyer’s Representatives.

(c) If, at any time prior to the Due Diligence Deadline, Buyer in its sole and absolute discretion gives Sellers written notification (the “Termination Notice”) that Buyer elects not to consummate the purchase of the Property in accordance with the terms of this Agreement for any reason or no reason, this Agreement shall Terminate, whereupon the Deposit shall be immediately returned to Buyer and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein. In the event that the Termination Notice is not given by Buyer on or before the Due Diligence Deadline, Buyer shall be deemed to have elected to proceed hereunder, and this Agreement shall remain in full force and effect.

(d) In connection with the its Due Diligence Investigations, Buyer agrees (i) to comply in all material respects with all applicable Laws, (ii) not to unreasonably interfere with the operation of the Property or unreasonably disturb or interfere in the use of the Property by Sellers, Franchisor, Hotel Manager, any tenant or any hotel guest or invitee, and (iii) to promptly, at its sole cost and expense, repair any physical damage to the Property caused by its Due Diligence Investigations. In addition, and notwithstanding the foregoing provisions of this Section 7.4, Buyer and Buyer’s Representatives (and any others entering onto the Property for or at the request of Buyer) shall: (i) use commercially reasonable efforts to conduct its Due Diligence Investigations so as not to damage any part of the Property or any other property; (ii) use commercially reasonable efforts to conduct its Due Diligence Investigations so as not injure or otherwise cause bodily harm to Sellers, Franchisor, Hotel Manager, or their respective agents, contractors and employees or any tenant or guest or invitee (or any others entering onto the Property); (iii) promptly pay when due the costs of all Due Diligence Investigations so that no liens attach to the Property by reason of any of the Due Diligence Investigations; (iv) except as expressly stated herein, not contact any of Sellers’ agents, employees or other representatives, except for Designees and Sellers’ Representative, without first obtaining prior written consent of Sellers; and (v) not contact any governmental official or representative regarding the Property without first obtaining prior written consent of Sellers (which consent may be made by e-mail notice from Adi Bhoopathy (adi.bhoopathy@nobleinvestment.com) provided that a confirmation copy of such notice is not required to be delivered as otherwise required by Section 15.4), which consent shall not be unreasonably withheld, conditioned or delayed and may be conditioned on Sellers’ presence and/or participation in connection with any such contact, provided, however, that the foregoing shall not prohibit Buyer, without the need for providing Sellers prior notice or obtaining Sellers’ consent, (A) from obtaining Phase I environmental and property condition review preparations, or requesting customary zoning compliance or a ‘no violations’ letter, and (B) from obtaining and reviewing public records from applicable governmental entities (including, building department and zoning department records with respect to the Property), nor from requesting a copy of applicable zoning code materials, life safety code materials and similar materials, but Buyer shall not be permitted to communicate with any governmental official or representative regarding any violations or adverse issues that Buyer may believe exists without Seller’s prior written consent as provided above.

(e) In the event the need arises to notify under applicable law any federal, state or local public agencies of any environmental conditions at the Property, as a result of the Due Diligence Investigations, Buyer and Sellers agree that Sellers, and not Buyer or Buyer’s Representatives, shall make such disclosure as Sellers deem appropriate, unless such disclosure is required by law to be made by Buyer or Buyer’s Representatives, in which instance Buyer or such Buyer’s Representatives shall notify Sellers in writing at least five (5) days prior to making any such disclosure.

(f) Buyer shall, and does hereby agree to, indemnify, defend and hold Sellers and each Seller Indemnitee, harmless from and against any and all Liabilities of any kind or nature whatsoever, caused, directly or indirectly, by the actions of Buyer or Buyer’s Representatives (and any others entering onto the Property for or at the request of Buyer) taken or occurring in, on or about the Property in connection with Buyer’s Due Diligence Investigations, including, without limitation, (i) claims made by Franchisor, Hotel Manager, any tenant or any hotel guest or invitee against any Seller for Buyer’s entry into any Hotel or any interference with any use or damage to the premises or property of Franchisor, Hotel Manager, any such tenant, any Hotel guest or other person in connection with Buyer’s review of the Property, and (ii) Buyer’s obligations pursuant to this Agreement; provided, however, such indemnity, defense and obligation to hold the Sellers and the Seller Indemnitees harmless shall not extend to protect Sellers and Seller Indemnitees from Liabilities resulting from (A) the negligence or willful misconduct of any Seller or any Seller Indemnitee, and (B) any pre-existing condition merely discovered by Buyer (e.g., latent environmental contamination) except to the extent Buyer’s actions exacerbate such pre-existing condition or disturb any such latent environmental contamination. The provisions of this Section 7.4(f) shall survive any termination of this Agreement.

(g) Within five (5) Business Days after the Effective Date, to the extent not previously delivered by Sellers to Buyer, Sellers shall deliver to Buyer, or post to the FTP site maintained by or on behalf of Sellers, the following items (collectively, the “Submission Matters”) with respect to the Property; provided, however, Sellers shall not be obligated to deliver any such Submission Matter to the extent such Submission Matter is not actually in the possession or control of Sellers or constitutes Confidential Materials: (i) a copy of the owner’s policy of title insurance for each Hotel in effect as of the Effective Date; (ii) a copy of the most recent survey for each Hotel; (ii) operating statements for each Hotel for the period ending December 31, 2015 through the period ending December 31, 2017 and for the calendar months of the current year through the month preceding the Effective Date; (iii) copies of all current (if available) real estate and personal property tax bills; (iv) copies of all Contracts, Equipment Leases, Permits, and the Franchise Agreements; (v) copies of the Environmental Reports; and (vi) any other information reasonably requested by Buyer relating to the Property. In the event Sellers do not provide any such Submission Matters, Buyer’s sole remedy shall be to terminate this Agreement on or before the Due Diligence Deadline in accordance with Section 7.4(c).

(h) To the extent Buyer reviews, is given access to or otherwise obtains any Hotel Guest Data and Information as part of the purchase of the Property, Buyer shall at all times comply in all material respects with all applicable Laws concerning (i) the privacy of such Hotel Guest Data and Information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Buyer’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such Hotel Guest Data and Information. This Section 7.4(g) shall survive the Closing or earlier termination of this Agreement.

(i) No later than the Due Diligence Deadline, Buyer may provide to Sellers a list of any Contracts or Equipment Leases that Buyer does not wish to assume at Closing; provided that Buyer shall be permitted to reject only those Contracts or Equipment Leases that by the applicable terms are either (i) terminable prior to Closing without penalty or termination fees, or (ii) terminable upon thirty (30) or fewer days’ notice without penalty or termination fees, or (iii) all other Contracts or Equipment Leases that are terminable with the payment of a penalty or termination fee, provided Buyer agrees to pay such penalty or termination fee (the “Excluded Contracts”). Sellers shall (provided that Sellers shall not be required to pay any penalties or termination fees) terminate such Excluded Contracts effective on, before or within thirty (30) days following the Closing Date and Buyer shall not assume any obligations thereunder. The provisions of this Section 7.4(i) shall survive the Closing.

7.5 Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall cause the officers, employees, agents, representatives or any other person or entity acting at the direction of Seller not to, directly or indirectly, solicit, pursue, negotiate or accept any offers for (a) the Property or any portion thereof or interest therein, or (b) any direct or indirect interest in Seller.

7.6 Estoppels. Sellers shall use commercially reasonable efforts to obtain and deliver to Buyer any estoppel certificates Buyer may reasonably require in connection with the Space Leases, Contracts or any Declaration of Covenants, Conditions and Restrictions (or similar document) but excluding the Required Estoppels (each individually a “CRE Estoppel”, and collectively the “CRE Estoppels”); provided, however, Sellers shall not be obligated to incur any material, out-of-pocket expense or fee to so obtain any CRE Estoppels other than as may be required by the terms of the applicable agreement, and in no event shall delivery of any CRE Estoppel (excluding the Required Estoppels) be a condition to Buyer’s obligations at Closing.

7.7 Tax Clearance Certificates. Sellers shall reasonably cooperate with Buyer to obtain by the Closing Date a certificate from each applicable state or local governmental authority, to the extent available in the applicable jurisdiction, stating that all sales taxes, occupancy taxes and other similar taxes due and payable with respect to the Hotels have been paid through the date of the issuance of such certificate, and if any such taxes have not been paid, the amount due and payable as of the date of issuance of the certificate, which amount shall be paid in full by Sellers as a condition to Closing (the “Tax Clearance Certificates”). Sellers shall not be in default hereunder if Sellers are unable to obtain the foregoing Tax Clearance Certificates or similar documentation by Closing, so long as each Seller indemnifies Buyer for the payment of all taxes covered by the clearance certificate which were due and payable or accrued but not yet due or payable prior to the Closing Date and any penalties, fines or fees that may be assessed thereafter with respect thereto with respect to such Seller’s Property, until such time as the applicable Tax Clearance Certificate is received and delivered to Buyer (and such indemnity shall not be subject to the Floor Amount, Cap Amount or Survival Period).

ARTICLE VIII

Conditions Precedent to Buyer’s Obligations at Closing

The obligations of Buyer to make payment of the Purchase Price and other sums provided for herein and to consummate the Transaction contemplated hereby is subject to satisfaction in full of each of the following conditions (“Buyer’s Conditions”) on or before the Closing Date:

8.1 Representations and Warranties. All of Seller’s Warranties, subject to Section 4.25 shall be true and correct in all material respects on and as of the Closing Date, as if made on such date, except to the extent that they expressly relate to an earlier date.

8.2 Covenants of Sellers. Sellers shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

8.3 Title. Sellers shall have performed all actions required of Sellers pursuant to Section 7.2, and the Title Company shall be unconditionally and irrevocably prepared to issue, upon payment of the applicable premiums therefor, the Title Policy.

8.4 Seller Deliveries. Each Seller shall have delivered all of the documents and made all of the deliveries required from it pursuant to Article X hereof. In addition, Sellers shall have delivered the Mandatory Estoppels, any CRE Estoppels that Seller has received, any Required Estoppels that Seller has received that are not Mandatory Estoppels, and any Seller Estoppels for Required Estoppels that are not Mandatory Estoppels and were not received by Sellers. If Sellers are unable to obtain a Required Estoppel that is not a Mandatory Estoppel, the applicable Seller shall provide Buyer with a document certifying to such Seller’s knowledge that the information that was in the form of Required Estoppel that was not obtained is true and correct and that (i) no default exists under the applicable agreement and no events which with the giving of notice or passage of time would be a default, (ii) the applicable agreement has not been amended except as described in therein, (iii) the applicable agreement is in full force and effect and (iv) such other information as set forth in the form of Required Estoppel that complies with the applicable agreement’s estoppel requirements, and such certifications shall be treated as additional representations and warranties under Article IV hereof, and delivery of such certification(s) shall satisfy the Buyer’s Condition set forth in this sentence.

8.5 Termination of Management Agreement and Operating Lease. Subject to Section 12.5 and Section 15.19, the Management Agreement between each Seller and the applicable Hotel Manager and the Operating Lease between each Seller and the applicable Operating Tenant shall be terminated without cost to Buyer.

8.6 Replacement of Board Members. If any Seller (or any Affiliate thereof) is (or has appointed, employs or controls) any members of any board of directors or officers or any other comparable positions of any association or other governing body under any Permitted Exception, the applicable Seller shall have (i) delivered a letter of resignation from any applicable director and officer positions effective as of Closing and (ii) caused Buyer’s replacements to be appointed or otherwise installed for such directors and/or officers.

8.8 Existing Financing. Lender shall have (i) issued the Lender Approval and Lender shall be ready, willing and able to close the Loan Assumption on loan terms (without any changes to those set forth in the Existing Financing Documents except as permitted by Section 3.4) and with such forms of Loan Assumption Documents approved by Buyer in its discretion in accordance with Section 3.4, and (ii) executed and delivered to Escrow Agent the Loan Assumption Documents to be executed by Lender.

8.9 Failure of Condition. Buyer’s Conditions are solely for the benefit of Buyer and may be waived only by Buyer. Any such waiver or waivers of any of Buyer’s Conditions shall be in writing and shall be delivered to Sellers. Buyer shall not act or fail to act for the purpose or with the intention of permitting or causing any of Buyer’s Conditions to fail. If any of Buyer’s Conditions is not satisfied or has not been so waived by Buyer on or prior to the Closing Date, Buyer shall have the right to (i) Terminate this Agreement by written notice to Sellers (and receive a return of the entire Deposit); (ii) if such failure is caused by any Seller, extend the Closing Date for up to ten (10) days to allow time for such Seller to cure or satisfy such condition (which shall be automatically exercised with respect to the failure to deliver a Mandatory Estoppel); or (iii) if such failure arises from any Seller’s breach of this Agreement, avail itself of any remedies provided in Section 11.2. Notwithstanding the foregoing, nothing in this Section 8.6 shall effect Sellers’s right to extend the Closing Date in accordance with Section 4.25 hereof.

ARTICLE IX

Conditions Precedent to Sellers’ Obligations at Closing

The obligation of Sellers to consummate the Transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions (“Sellers’ Conditions”) on or before the Closing Date:

9.1 Representations and Warranties. Each of Buyer’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly related to an earlier date.

9.2 Buyer Deliveries. Buyer shall have delivered all of the documents and made all of the deliveries required from it pursuant to Article X hereof.

9.3 Covenants of Buyer. Buyer shall have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

9.4 Franchise Agreement Releases. At Buyer’s expense (including, without limitation, any application fees and any costs incurred in connection with the satisfaction and/or compliance with any property improvement plan required by Franchisor, except as expressly set forth herein), Buyer shall have entered into a New Franchise Agreement with Franchisor for each of the Hotels; provided, however, this condition shall nevertheless be deemed waived by Sellers provided that at Closing Buyer complies with its obligations related to not obtaining a New Franchise Agreements as set forth in Section 12.5.

9.5 Loan Assumption. Lender shall have issued the Lender Approval subject to the following terms: (i) applicable Seller and any guarantors shall have been unconditionally released from all liability under the mortgage, deed of trust and all financing instruments with respect to the applicable Property from and after Closing in such form and to such an extent that Lender customarily provides and (ii) each applicable Seller shall have approved, in its reasonable discretion, the form of the Loan Assumption Documents to the extent they affect Seller.

9.6 Failure of Condition. Sellers’ Conditions are solely for the benefit of Sellers and may be waived only by Sellers. Any such waiver or waivers of any of Sellers’ Conditions shall be in writing and shall be delivered to Buyer. Sellers shall not act or fail to act for the purpose or with the intention of permitting or causing any of Sellers’ Conditions to fail. If any of Sellers’ Conditions is not satisfied or has not been so waived by notice to Buyer on or prior to the Closing Date, Sellers shall have the right to (i) Terminate this Agreement without liability to Buyer by written notice to Buyer describing the condition or conditions that have not been satisfied or waived (whereupon Escrow Agent shall return the Deposit to Buyer, subject to Section 11.1), or (ii) if such failure arises from Buyer’s failure to consummate the Transaction described in this Agreement, avail itself of any remedies provided in Section 11.1.

ARTICLE X

Closing Deliveries

Prior to Closing, the parties shall make the following deliveries into escrow with Escrow Agent subject to separate escrow instruction letters between such parties and Escrow Agent, and, at the Closing, the parties shall authorize and instruct Escrow Agent to release and record all such deliveries to the appropriate parties:

10.1 Deed. Each Seller shall deliver a special or limited warranty deed substantially in the form set forth on Exhibit C attached hereto (the “Deed”), dated as of the Closing Date, conveying to Buyer fee simple interest in its Real Property, subject only to the Permitted Title Exceptions.

10.2 Bill of Sale. Each Seller and Buyer shall each deliver two (2) duly executed counterparts (one for each party) of a bill of sale substantially in the form set forth on Exhibit D attached hereto, dated as of the Closing Date, conveying to Buyer such Seller’s Personal Property.

10.3 Assignment and Assumption Agreement. Each Seller and Buyer shall each deliver two (2) duly executed counterparts (one for each party) of an assignment and assumption agreement substantially in the form set forth on Exhibit E attached hereto, dated as of the Closing Date, assigning, all of such Seller’s right, title and interest in and to the applicable Contracts, Equipment Leases, Space Leases, Bookings and Intangible Hotel Assets. In addition, at Buyer’s request, the applicable Seller and Buyer shall each deliver two (2) duly executed counterparts (one for each party) of an assignment and assumption agreement in a form reasonably acceptable to Sellers and Buyer, dated as of the Closing Date, assigning, all of such Seller’s right, title and interest in and to any parking agreement, parking lease or similar arrangement or any memorandum or other Permitted Exception which Buyer may identify, which assignment and assumption shall be in recordable form if required by Buyer. In addition, at Buyer’s request, the Boulder Seller will assign to Buyer all of its rights, but not its obligations, under that certain Purchase and Sale Agreement by and between 3001 Pearl, LLC and HP Boulder, L.L.C. dated as of July 26, 2013 (as amended and assigned) in accordance with the terms thereof.

10.4 FIRPTA Certificate. Each Seller shall deliver a certificate, dated as of the Closing Date, to establish that such Seller is not a foreign person for the purposes of the Foreign Investment in Real Property Tax Act.

10.5 Possession; Books and Records, Keys. Each Seller shall deliver possession of its Property to Buyer, together with all books and records in such Seller’s possession other than Excluded Property, in accordance with and subject to any privacy Laws or regulations, necessary or desirable for the operation of such Seller’s Hotel and all keys, including, without limitation, keys for all security systems, rooms and offices.

10.6 Purchase Price. Buyer shall deliver the balance of the Purchase Price payable in the manner provided for in this Agreement.

10.7 Title Affidavit. Each Seller shall deliver an affidavit to the Title Company in the form attached hereto as Exhibit F relating to certain title matters. In addition, the applicable Seller also agrees to take the actions and/or make the deliveries as necessary to satisfy the requirements in Schedule B-1 or Schedule C, as applicable, of the applicable Title Commitments identified in Exhibit 10.7 attached hereto.

10.8 Seller Authority. Each Seller shall deliver evidence of organization, existence and authority of such Seller to consummate the Transaction, and the authority of any person executing documents on behalf of such entity reasonably satisfactory to the Title Company.

10.9 Seller’s Certificate. Sellers shall deliver a certificate executed by Sellers stating that each of the Seller’s Warranties are, as of the Closing Date, true, complete and correct in all material respects, subject to such qualifications as disclosed therein and the limitations contained in this Agreement.

10.10 Buyer’s Certificate. Buyer shall deliver a certificate executed by Buyer stating that each of the representations and warranties of Buyer set forth in this Agreement are, as of the Closing Date, true, complete and correct in all material respects.

10.11 Buyer Authority. Buyer shall deliver evidence of organization, existence and authority of Buyer to consummate the Transaction, and the authority of any person executing documents on behalf of such entity reasonably satisfactory to the Title Company.

10.12 Vehicle Bills of Sale. Each Seller shall deliver individual Bills of Sale, certificates, registrations, and transfer documents as are appropriate and as may be required by applicable Law in connection with the transfer of any vehicles which are a part of the Property and owned by such Seller, together with the original certificates of title with respect to the same.

10.13 Closing Statement. Buyer and Sellers shall deliver the closing statement executed by Sellers and Buyer setting forth the prorations and adjustments to the Purchase Price to be made as set forth herein.

10.14 Loan Assumption Documents. Buyer and Sellers shall deliver the Loan Assumption Documents to be executed by Buyer, Sellers or their Affiliates.

10.15 Other Documents. Sellers and Buyer shall deliver such other documents, instruments and affidavits as may be reasonably requested by Sellers, Buyer and/or the Title Company to effectuate the Transaction contemplated by this Agreement, including, without limitation, any and all transfer tax forms required by the jurisdiction in which the Hotel is located.

10.16 Ohio Documents. With respect to each Parcel located in the State of Ohio, a water and sewer charges report, current as of Closing, showing no unpaid amounts.

10.17 Shared Cost Agreement. If required in accordance with Section 7.2(e), the Fort Myers Gulf Coast Seller shall deliver the Shared Cost Agreement as executed by the Fort Myers Gulf Coast Seller and the Residence Inn Owner.

ARTICLE XI

Default

11.1 Buyer’s Default. If Buyer defaults in performing its obligations under this Agreement to proceed to Closing when all of the Buyer Conditions have been satisfied or waived in writing by Buyer, Sellers, as their sole and exclusive remedy for any such default, shall be entitled to Terminate this Agreement by giving Buyer written notice to such effect, and receive the Deposit as liquidated damages for Buyer’s default and enforce any obligation of Buyer that, pursuant to the terms of this Agreement, specifically survives the Termination of this Agreement. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLERS AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLERS WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS.

11.2 Seller’s Default. If any Seller fails to convey its Property to Buyer in accordance with the terms of this Agreement, or if any Seller otherwise fails to perform, in any material respect its obligations as and when required hereunder (subject to a five Business Day cure period for any interim failure prior to the Closing Date, or if applicable such lesser period as remains prior to the Closing Date), then Buyer shall have the right to exercise any one of the following as Buyer’s sole and exclusive remedy:

(a) proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Buyer shall be deemed to have waived such Seller’s default in performing its obligations and covenants under this Agreement or such Seller’s incorrect representations and warranties; or

(b) Terminate this Agreement by giving Sellers written notice of such election prior to the consummation of the Closing whereupon (i) Escrow Agent shall promptly return the Deposit to Buyer, (ii) Sellers shall reimburse Buyer, upon receipt by Sellers of reasonable evidence thereof, for its out-of-pocket third-party expenses related to the Transaction contemplated by this Agreement (not to exceed $500,000 in the aggregate), (iii) no party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive Termination; or

(c) seek specific performance on the part of Sellers under the terms of this Agreement; provided such action seeking specific performance is initiated in a court of competent jurisdiction within sixty (60) days after the scheduled Closing Date. Failure to file a suit for specific performance within such sixty (60) day period shall be deemed a waiver of such remedy as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE XII

Limitation on Seller’s Liability, Liquor License; As-Is; Franchise

12.1 Survival; Maximum Aggregate Liability. Except as otherwise expressly provided herein or related to any claims for indemnification, and except for claims of Sellers’ fraud, the respective representations, warranties, obligations, covenants and agreements of Sellers and Buyer contained herein shall survive the Closing for a period of two hundred ten (210) days (the “Survival Period”). Sellers shall only be liable to Buyer hereunder for any untruth, inaccuracy or incorrectness of a Seller’s Warranty with respect to which (i) Sellers receive a written notice of a claim from Buyer on or before the expiration of the Survival Period, and (ii) Buyer has commenced an action in a court of competent jurisdiction on or before the date that is sixty (60) days following the expiration of the Survival Period. Notwithstanding any provision to the contrary contained in this Agreement, (i) the maximum aggregate liability of the Sellers, and the maximum aggregate amount that may be awarded to and collected at any time by Buyer, in connection with the Transaction, the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property, including in connection with the breach of any covenant of Sellers contained in this Agreement (other than any such covenant that has been waived by Buyer, including pursuant to Section 11.2 hereof, for which Sellers shall have no further liability to Buyer) or of any of Seller’s Warranties shall not exceed two percent (2%) of the Purchase Price (the “Cap Amount”), and (ii) no claim by Buyer may be made, and Sellers shall not be liable for any judgment in any action based upon any claim, in connection with the Transaction, the Property and any Liabilities attributable to the Property, under this Agreement, including in connection with the breach of any covenant of Sellers contained in this Agreement (other than any such covenant that has been waived by Buyer, including pursuant to Section 11.2 hereof, for which Sellers shall have no further liability to Buyer), unless and until such claim, when taken together with all other prior or contemporaneous claims, is for an aggregate amount in excess of $200,000 (the “Floor Amount”), in which event Sellers shall be responsible for such amounts from the first dollar of loss; provided that claims made pursuant to Section 14.11 (Prorations), Section 15.11 (Broker Indemnity), or as a result of any Seller’s fraud shall not be subject to the Floor Amount or Cap Amount. Except as expressly set forth in the Joinder attached hereto, Buyer shall not have any recourse to any member, partner, shareholder, stockholder, manager, representative, affiliate, officer, director, beneficial owner, employee, advisor or agent of any Seller for any liabilities of any Seller in connection with the Transaction (including the Retained Liabilities), the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property or the Transaction. Sellers shall not have any recourse to any member, partner, shareholder, stockholder, manager, representative, affiliate, officer, director, beneficial owner, employee, advisor or agent of Buyer for any liabilities of any Buyer in connection with the Transaction (including the Assumed Liabilities), the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property or the Transaction. Subject to Section 11.1 hereof, each party hereto hereby waives its rights to recover from the other party indirect, punitive, exemplary, and speculative damages. This Section 12.1 shall survive Closing or the termination of this Agreement.

12.2 Liquor License. Sellers shall reasonably cooperate with Buyer or Buyer’s designee (the “New Permittee”) in connection with its application for a new liquor license or for the transfer of the existing liquor license, as applicable, for each Hotel (the “New Liquor Permits”) relating to the sale and on-premises consumption of liquor and other alcoholic beverages to replace the existing liquor licenses. Upon Buyer’s request, Sellers agree to provide a copy of Sellers’ existing licenses for each Hotel as well as copies of any local and/or state application materials previously filed by Sellers in connection with same, to the extent in Sellers’ possession or control. Sellers shall provide all information or documentation reasonably requested by Buyer in connection with its liquor license applications for each Hotel, and shall execute all documentation required by the applicable local and state alcoholic beverage licensing authorities in connection with same. If upon Closing the existing liquor license for any Hotel has not been transferred to New Permittee or a new liquor license has not been issued New Permittee, then, subject to applicable Laws, the applicable Seller shall (not to include by such Seller the expenditure of any money or guaranty of any obligation) cause the holder of the existing liquor license for such Hotel (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, with New Permittee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at such Hotel after the Closing and before such time as New Permittee obtains the New Liquor Permits; provided, however, that (i) Buyer shall indemnify, defend and hold the applicable Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Buyer shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by the applicable Seller) naming Buyer and the applicable Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of such Seller to cooperate and keep open the liquor facilities of such Hotel shall terminate ninety (90) days after the Closing Date, or earlier, if Buyer obtains the New Liquor Permits at an earlier date; provided, however, Buyer shall have the right to extend such 90-day term for an additional sixty (60) days provided New Permittee has filed and is diligently pursuing its license applications for the New Liquor Permits. At such time after Closing as the New Liquor Permits are obtained, Existing Permittee or applicable Seller, as applicable, will convey, at no additional costs, all alcoholic beverages with respect to such Hotel to New Permittee by a conveyance document in form reasonably acceptable to the applicable Seller and Buyer and in accordance with all applicable Laws. The parties do hereby specifically acknowledge and agree that to the extent that, prior to Closing (i) the transfer of a liquor license to Buyer or its designee has not been approved, or (ii) a New Liquor Permit (temporary or permanent) has not been issued to Buyer or its designee with respect to any Hotel, even if an Interim Liquor Agreement is not permitted by applicable Laws, such failure shall not constitute a failure of a Buyer’s condition precedent to close the Transaction contemplated by this Agreement, shall not affect in any manner whatsoever the Closing, and the Closing shall proceed without any delay or interruption whatsoever. Buyer specifically acknowledges and agrees that should its application for the transfer of a liquor license or issuance of a New Liquor Permit be denied for any reason, such denial shall not affect in any manner whatsoever the terms and provisions of this Agreement and the Closing shall take place without delay or interruption. This Section 12.2 shall survive the Closing.

12.3 PROPERTY SOLD “AS IS”. BUYER ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLERS TO BUYER AT CLOSING, THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO ORDINARY WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLERS TO BUYER AT CLOSING, SELLERS HAVE NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

12.4 LIMITATION ON REPRESENTATIONS AND WARRANTIES.

(A) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLERS TO BUYER AT CLOSING, NONE OF SELLERS, HOTEL MANAGER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OF THE HOTELS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (i) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (ii) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO

THE PROPERTY OR THE BUSINESS OF THE HOTELS, (iii) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OF THE HOTELS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (iv) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS, FINANCIAL AUDITS OF THE PROPERTY OR OTHER DATA OR INFORMATION SET FORTH IN ANY DUE DILIGENCE MATERIALS PROVIDED BY SELLERS TO BUYER, OR (v) ANY OTHER MATTER RELATING TO SELLERS, THE PROPERTY OR THE BUSINESS OF THE HOTELS.

(B) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLERS TO BUYER AT CLOSING:

(i) BUYER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS OF THE HOTELS AS OF THE DUE DILIGENCE DEADLINE, INCLUDING OBTAINING AND REVIEWING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS OF THE HOTELS;

(ii) BUYER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS OF THE HOTELS, ITS REVIEW OF ANY DUE DILIGENCE MATERIALS AND SELLER’S WARRANTIES AND ANY REPRESENTATIONS AND WARRANTIES OF SELLERS MADE IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLERS TO BUYER AT CLOSING; AND

(iv) BUYER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO BUYER BY SELLERS (EXCEPT FOR SELLER’S WARRANTIES OR IN ANY CLOSING DOCUMENTS SUBMITTED BY SELLERS TO BUYER), HOTEL MANAGER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

(v) By accepting the Deed and closing the Transaction, except as expressly set forth to the contrary in Seller’s Warranties and subject to the Retained Liabilities and the other provisions of this Agreement that expressly survive the Closing, Buyer (for itself and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Buyer Indemnitees”)), shall thereby, and does hereby, forever release and discharge Sellers, Hotel Manager and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Seller Indemnitees”) from and waive any and all Liabilities against each of the Seller Indemnitees for, attributable to, or in connection with the Property and the Transaction, whether known or unknown, direct or indirect, arising or accruing before, on or after Closing and whether attributable to events or circumstances that arise or occur before, on or after Closing, including the following: (A) any and all statements or opinions heretofore or hereafter made, or information furnished with respect to the Property to any Buyer’s Representatives, whether by any of the Seller Indemnitees or any of their respective Affiliates, employees, officers, directors, members, partners, agents or direct or indirect owners; (ii) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, including all Environmental Liabilities; and (iii) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property; provided, however, this release shall not apply to claims arising out of Sellers’ fraud nor prohibit Buyer from raising as a defense in any proceeding involving, or in otherwise responding to, any third party claim that such circumstance resulting in the claim existed prior to Buyer’s ownership of the Property. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known to Buyer, would materially affect Buyer’s release of Seller Indemnitees. Buyer specifically waives the provision of any statute or principal of law, which provides otherwise. In this connection and to the extent permitted by Law, Buyer agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to Buyer may have given or may hereafter give rise to Liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller Indemnitees from an such unknown Liabilities, except as to Seller’s Warranties and subject to the Retained Liabilities and the other provisions of this Agreement that expressly survive the Closing.

(c) By accepting the Deeds and closing the Transaction, Buyer shall thereby and thereafter assume and take responsibility and liability for the following: (i) any and all Liabilities attributable to the Property to the extent that such Liabilities first arise or accrue on or after Closing, including, without limitation under the Bookings, Contracts, Equipment Leases, and Space Leases, (ii) any and all Liabilities for third party tort claims that occur on or after the Closing; (iii) any Employee Liabilities arising out of events occurring, on or after the Closing Date (including, without limitation, any WARN Act claim brought by or on behalf of any Hotel Employee or Hotel Employees, other than a claim resulting from misinformation or lack of information from Sellers on the Hotel Employees); and (iv) any and all Liabilities with respect to which Buyer receives a credit at Closing (collectively, the “ Assumed Liabilities”). Buyer acknowledges and agrees that the Liabilities to be assumed by Buyer pursuant to each of the foregoing clauses are intended to be independent of one another, so Buyer shall assume Liabilities described in each of the clauses even though some of those Liabilities may be read to be excluded by another clause. Buyer hereby agrees to indemnify, defend and hold harmless Seller Indemnitees from and against any and all of the Assumed Liabilities. Each Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all of the Retained Liabilities with respect to such Seller’s Property; provided, except as expressly set forth in Section 12.1 and Section 7.8, the liability of Sellers pursuant to the foregoing indemnity shall in the aggregate be subject to the Survival Period, Cap Amount and the Floor Amount.

(d) The terms and provisions of this Section 12.4 shall survive the Closing.

12.5 New Franchise Agreement.

(a) It is the parties’ intention that Buyer will continue to operate each Hotel under the same brand as such Hotel is currently operated as of the Effective Date, and this Agreement has been negotiated and entered into based upon that expectation. Buyer shall within ten (10) Business Days of the Effective Date make application to the applicable Franchisor for such Franchisor’s approval of the re-issuance of the applicable Franchise Agreement to Buyer (such reissued Franchise Agreement or new franchise agreement, the “New Franchise Agreement” and collectively, the “New Franchise Agreements”); provided, however, Sellers acknowledge that Buyer may be required to submit additional documentation and/or satisfy additional requirements as requested by the Franchisor in connection with such applications. Buyer will use its commercial reasonable efforts to obtain the New Franchise Agreements and will at all times keep Sellers reasonably apprised of its efforts to obtain the New Franchise Agreements and respond promptly to all reasonable inquiries of Sellers in this regard, supplying such information as Sellers may reasonably request. Sellers, at Buyer’s expense, agrees to reasonably cooperate (but without cost or expense to Sellers) with Buyer in connection with Buyer’s obtaining the New Franchise Agreements. In connection with the New Franchise Agreements, Buyer hereby agrees to diligently and timely execute all documents and pay all application and any and all transfer or other fees required by Franchisor in connection with obtaining the New Franchise Agreements for the continued operation of each Hotel pursuant to a New Franchise Agreement upon terms and conditions reasonably satisfactory to Buyer based on Buyer’s Affiliates’ prior dealings, if any, with Franchisor (including, without limitation, a property improvement plan with which Buyer will agree to comply), which may be more or less favorable to Buyer than the Franchise Agreement currently in force and effect in respect of such Hotel.

(b) Provided that Buyer complies with this Section 12.5 and subject to Section 9.4, Buyer will not be in default of this Agreement for its (or its Affiliate’s) inability and associated failure to enter into any New Franchise Agreement, provided that, at Closing, Buyer shall pay to Franchisor all costs, fees or liquidated damages in connection with the termination of such Franchise Agreement that are payable under such Franchise Agreement, and Buyer will allow the applicable Seller and its Affiliates reasonable access to the applicable Hotel after the Closing in order for such Seller to fulfill all of its de-identification obligations under such terminated Franchise Agreement, all at Buyer’s sole cost and expense (the “De- Identification Obligations”). Buyer will be responsible for all expenses reasonably incurred by any Seller in connection with such De-Identification Obligations (if any). Buyer on behalf of it and its successors and assigns hereby indemnifies, holds harmless and releases the Sellers and their Affiliates from and against all Liabilities arising out of or in any way related to (i) Buyer’s failure to pay all costs, fees or liquidated damages in connection with the termination of any Franchise Agreement that are payable under such Franchise Agreement at Closing (if applicable), (ii) if Buyer continues to operate such Hotel under the existing brand from and after the Closing, Buyer’s failure to enter into the applicable New Franchise Agreement or obtain any consent required pursuant to the terms of any existing Franchise Agreement prior to operating such Hotel under Franchisor’s brand, or (iii) the failure of Buyer to comply with all De-Identification Obligations in a timely manner as required by the applicable existing Franchise Agreement in the event that Buyer does not enter into a New Franchise Agreement for operation of such Hotel under Franchisor’s brand. The terms and provisions of this Section 12.5 shall survive the Closing or the earlier termination of this Agreement.

12.6 Hotel Employees.

(a) Sellers shall cause Hotel Manager to terminate all Hotel Employees and Buyer shall, or cause its manager to, extend offers to hire effective at and upon Closing, a sufficient number of Hotel Employees (“Rehired Employees”) at each Hotel and on such terms so that no Seller or Hotel Manager shall be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the WARN Act or any other similar Laws or policies, including any liability for accrued vacation, paid time off or severance. Buyer shall not terminate or cause (or permit its hotel manager to terminate) any Rehired Employees other than for cause for at least ninety (90) days after the Closing Date if any such termination would reasonably be expected to result in liability to any Seller pursuant to the WARN Act or any other similar Laws. Sellers shall provide sufficient information to Buyer to allow Buyer (or its manager) to make an offer of employment to such Hotel Employees pursuant to this Section 12.6.

(b) Buyer shall indemnify, defend and hold Sellers and the Seller Indemnitees harmless from and against any and all Liabilities arising in connection with any failure by Buyer to comply with the terms of this Section 12.6.

(c) Sellers and Buyer acknowledge and agree that nothing in this Agreement is intended to create a “joint employer” relationship between them with respect to any Hotel Employee nor to make any Hotel Employee a third party beneficiary of this Agreement.

(d) The provisions of this Section 12.6 shall survive the Closing.

ARTICLE XIII

Casualty or Condemnation

13.1 Notice to Buyer. If, prior to Closing, all of any Hotel, or any portion of or any interest in any Hotel shall be destroyed, damaged, subjected to a threat of condemnation, or shall become the subject of any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation, the applicable Seller shall promptly notify Buyer thereof; provided, however, that no Seller shall be deemed to be in default under this Section 13.1 for failure to report minor incidents causing insignificant damage subject to Sellers obligations under Section 7.1.

13.2 Risk. If, prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of any Hotel and any Property located thereat, or (ii) any Hotel and any Property located thereat is damaged by fire or other casualty, and the value of such Hotel and Property, and any portion thereof or interest therein destroyed, damaged, subjected to a threat of condemnation, or the subject of any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation is in excess of seven and one-half percent (7.5%) of the Purchase Price allocable to such Hotel and Property as set forth on Exhibit 3.2 attached hereto, or in connection with a condemnation, such taking will have a permanent materially adverse effect on the operation of such Hotel as conducted prior to such condemnation, then Buyer, at its option, may within ten (10) Business Days after receipt of such notice from Sellers elect to (1) exclude such Hotel and the related Property from the sale contemplated by this Agreement, in which case this Agreement shall continue in full force except that the applicable Hotel and Property shall no longer be deemed to be a part of the Property and the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such Hotel and Property as set forth on Exhibit 3.2 attached hereto, or (2) terminate this Agreement by giving Sellers written notice thereof, in which event this Agreement shall automatically terminate upon delivery of Buyer’s notice thereof, and the parties shall be released from all further obligations under this Agreement (except for those which expressly survive the termination of this Agreement), provided that the Deposit shall be paid by Escrow Agent to Buyer. If the Closing Date is within the aforesaid ten (10) Business Day period, then the Closing Date shall be extended to the next Business Day following the end of said ten (10) Business Day period. If under such circumstances Buyer elects to complete the Transaction or if Buyer is not otherwise entitled to terminate this Agreement pursuant to this Section 13.2, then this Agreement shall remain in full force and effect, and, subject to the terms of this Agreement, the purchase contemplated herein shall be consummated, and at Closing, any right, title, and interest of the applicable Seller in and to any insurance proceeds resulting from any casualty or any awards that have been or may thereafter be made for any taking or condemnation shall be the property of Buyer (other than on account of business or rental interruption relating to the period prior to Closing), and the Purchase Price shall be reduced by any amount representing the deductible amount under the applicable insurance policy and any uninsured portion of the Casualty. Additionally, Seller shall assign its claim against the insurance company and the right to negotiate and settle with the insurance company regarding the claim to Buyer.

ARTICLE XIV

Apportionments

14.1 Apportionments. The following apportionments shall be made between the parties at the Closing as of 11:59 pm local time at each Hotel on the day immediately prior to the Closing Date (the “Apportionment Date”):

(a) all non-delinquent real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed, shall be prorated as of the Apportionment Date between each Seller and Buyer. If any assessments on any Hotel are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due and payable with respect to the period after Closing Date and Buyer receiving a credit for any installments due and payable with respect to the period prior to the Closing Date which have not been paid in full as of Closing). If the amount of any of the foregoing taxes not ascertainable on the Closing, the proration shall be based on the most recent available bill; provided, however, that after the Closing, Sellers and Buyer shall reprorate in accordance with Section 14.12 hereof;

(b) water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. Buyer shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date;

(c) amounts which have been prepaid, accrued or are due and payable under the Contracts, Equipment Leases and Permits;

(d) all rental payments due for the month in which Closing occurs received by Sellers from tenants under the Space Leases prior to the Closing Date;

(e) prepaid advertising expenses;

(f) commissions of credit and referral organizations; and

(g) all other charges and fees customarily prorated and adjusted in similar transactions in the applicable State; provided, however, in no event shall Buyer be responsible for costs or expenses related to construction, capital improvement and other similar work performed at the Property prior to the Closing Date, all of which shall be paid by Seller in full on or prior to the Closing Date.

14.2 Revenue and Receivables .

(a) Except as otherwise expressly set forth herein, all revenues received or to be received on account of room rents for the period prior to and including the Apportionment Date shall belong to Sellers (with Buyer to remit such revenues to Sellers to the extent any such revenues are paid to Buyer following Closing, and all such revenues for the period beginning on the day immediately following the Apportionment Date shall belong to Buyer). The Accounts Receivable of registered guests at the Hotels who have not checked out and were occupying rooms as of 11:59 p.m. on the Apportionment Date are collectively called the “Guest Ledger”, and Buyer shall purchase the Guest Ledger for the Hotels from Sellers (less the actual amounts incurred to cover third party collection costs for such Guest Ledger charges (such as fees retained by credit card companies, banks or other similar collection companies, travel agent commissions, and other third party commissions); provided, however, all room revenues and applicable Taxes for the night preceding Closing will be divided evenly between each Seller and Buyer.

(b) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotels, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, but excluding those revenues addressed in Section 14.3, shall be allocated between Sellers and Buyer, based on when the function therein commenced, with (i) one-day functions commencing on or prior to the Apportionment Date but ending prior to 5:00 a.m. on the Closing Date being allocable to Sellers, (ii) functions commencing after the Apportionment Date being allocable to Buyer, and (iii) multi-day functions commencing prior to the Closing Date being allocated between Sellers and Buyer according to when the event commences and ends, with revenues attributable to the period prior to the Closing Date allocable to Sellers, and revenues attributable to the period from and after the Closing Date allocable to Buyer.

(c) All Accounts Receivable relating to the Property in respect of the period prior to the Apportionment Date (but expressly excluding the Guest Ledger) shall be for each Seller’s sole account. Buyer shall reasonably cooperate with Sellers in collecting the Accounts Receivable, at no cost or expense to Buyer. If any such Accounts Receivable are paid to Buyer after Closing, Buyer shall remit such payments to Sellers, in the same form as received, within fifteen (15) days after receipt. Any monies collected by Buyer from any customer after the Closing Date shall be applied first against the receivables of such customer accruing first in the month in which the Closing Date occurs, and then in the months prior to the Closing Date, unless such customer specifically notes that such payment is to be applied otherwise. The provisions in this Section 14.2 shall survive Closing.

(d) Buyer shall receive a credit at closing for any outstanding Vouchers that have been issued but not redeemed as of the Closing Date based on the operational cost to the Hotels; provided, however, Buyer shall receive a credit for the full face amount of a Voucher to the extent that Sellers received cash for the same.

14.3 Food and Beverage Revenue; Vending Machine Revenue. Any and all revenues earned or derived by Sellers from the operation of the Hotels or the sale of goods or services to guests, patrons, or occupants of the Hotels on or before the Apportionment Date, other than revenues described in Section 14.2, but including, without limitation, revenues from the sale of food, the sale of alcoholic and non-alcoholic beverages, telephone sales, pay television sales, valet and parking services, and other similar revenues, together with any sales tax or other taxes thereon, shall belong to Sellers; provided, however, all revenues from and expenses associated with any restaurants, bars and lounges at the Hotels shall be prorated based on the actual closing time for such restaurant, bar or lounge. Vending machine proceeds shall be counted as close to the Apportionment Date as is possible and the net amount thereof shall be credited to Sellers at Closing.

14.4 Guests’ Property. All baggage or other property of patrons of each Hotel checked or left in care of the applicable Seller shall be listed in an inventory to be prepared in duplicate and signed by such Seller’s and Buyer’s representatives on the Closing Date. Buyer shall be responsible from and after the Closing Date and will indemnify and hold Seller Indemnitees harmless from and against all claims for all baggage and property listed in such inventory. Each applicable Seller shall be responsible for, and shall indemnify and hold harmless the Buyer Indemnitees from and against any Liabilities incurred by any Buyer Indemnitees with respect to any theft, loss or damage to any inventoried baggage prior to the Closing Date, and any other baggage, boxes or similar items left in the care of such Seller which was not inventoried by the parties. The provisions of this Section 14.4 shall survive Closing.

14.5 Gift Shop Operations. Gift shop operations, if any, shall be adjusted as of 11:59 p.m. on the Apportionment Date. Income received at or prior to the Apportionment Date shall be for the account of the applicable Seller, and income received after 11:59 p.m. on the Apportionment Date shall be for the account of Buyer, with the applicable Seller being credited for the amount of any cash on hand on the morning of the Closing Date.

14.6 Employee Compensation. Each Seller shall, or shall cause Hotel Manager, as applicable, to, (i) pay to Hotel Employees on the Closing Date, all wages and other compensation earned by Hotel Employees relating to the period prior to the Apportionment Date, and (ii) pay all payroll, employment and other taxes with respect to all Hotel Employees, and the Buyer shall be responsible for all wages and other compensation accrued by Rehired Employees and all payroll, employment and other taxes with respect to all Rehired Employees after the Apportionment Date; provided, however, with respect to Rehired Employees, Sellers shall not be obligated to pay to such Rehired Employees vacation and sick time as of the Apportionment Date, but rather all accrued or earned vacation time, sick pay or similar benefits for such Rehired Employees shall be credited to Buyer at the Closing, and Buyer shall be responsible for payment of any amount thereof which may thereafter be earned and become due to such Rehired Employees.

14.7 Inventories. Sellers shall be responsible for payments of amounts owing to third parties in respect of Inventories ordered by Sellers in respect of the Property prior to the Closing Date to the extent such items have been delivered to the Hotels prior to the Closing Date. To the extent such Inventories are delivered to the Hotels on or after the Closing Date and were ordered in ordinary course of business, Buyer shall be responsible for payment of the same. Sellers acknowledges that, except as provided in this Section 14.7, all Inventories are part of the Property and included in the Purchase Price such that Sellers shall not be entitled to any credits for any Inventories, whether opened or unopened.

14.8 Taxes. Sellers and Buyer acknowledge that, as a result of the Transaction contemplated in this Agreement, all or some of the Hotels may be subject to reassessment for purposes of real property taxes, and that any increase in real property taxes as a result of the sale to Buyer, regardless of whether the period for such assessments relates to periods before or after Closing, shall be Buyer’s sole responsibility; provided, however, in the event that, (A) as a result of the Transaction contemplated in this Agreement, all or some of the Hotels are reassessed for purposes of real property taxes for any periods including the tax year in which the Closing occurs or for any tax year prior to the tax year in which the Closing occurs, and (B) such reassessment causes an increase in the real estate taxes for such applicable periods, then (I) with respect to the tax year in which the Closing occurs, such increased taxes shall be prorated in accordance with Section 14.1(a), and reprorated as provided in Section 14.12, in each case after taking into account such reassessment and increase in taxes, and (II) with respect to any tax year prior to the tax year in which the Closing occurs, all such increased taxes shall be borne entirely by Sellers. Notwithstanding anything contained in this Article XIV to the contrary, (i) each Seller shall be entitled to the full amount of any refunds or rebates resulting from any property tax appeals or requests for reassessments by such Seller for tax years prior to the tax year in which the Closing occurs, and (ii) if such Seller has filed a tax appeal or request for reassessment for the tax year in which the Closing occurs, then such Seller shall be responsible for processing and settling any such appeals and such Seller and Buyer shall share the amount of any rebate or refund resulting therefrom (after first paying to such Seller all reasonable costs and expenses incurred by such Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the applicable Hotel for such tax year; provided that any settlements with respect to the tax year in which the Closing occurs or which would impact future tax years shall be subject to Buyer’s approval, in its reasonable discretion. For purposes of determining the rebate or refund resulting from any such reassessment relative to the tax year in which the Closing occurs, all reasonable costs and expenses of such Seller incurred in connection with the filing or prosecution of such claim shall be deducted and paid to such Seller before making the allocations set forth in the preceding sentence. This Section 14.8 shall survive the Closing as well as the Termination of this Agreement.

14.9 Bookings. Buyer shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Buyer.

14.10 Adjustments Between Sellers and Operating Tenants. The apportionments set forth in this ARTICLE XIV are based upon Sellers’ and Operating Tenants’ termination of the Operating Leases at or prior to the Closing in accordance with Section 2.7, and nothing set forth in this ARTICLE XIV shall affect any apportionments between Sellers and Operating Tenants under the Operating Lease. Any such apportionments between Sellers and Operating Tenants shall have no effect and shall not be binding upon Buyer.

14.11 Accounting. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts and, to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Sellers and Buyer, and reviewed by representatives of both Buyer and Sellers. To the extent the exact amount of any adjustment item provided for in this Article XIV cannot be precisely determined on the Closing Date, the parties shall estimate the amount thereof, for purposes of computing the net amount due Sellers or Buyer pursuant to this Article XIV and shall determine the exact amount thereof as soon thereafter as is reasonably practicable but not later than one hundred twenty (120) days after the Closing Date (with a 12 month limitation for any reproration of taxes).

14.12 Survival. This Article XIV shall survive the Closing.

ARTICLE XV

Miscellaneous

15.1 Assignment. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to any portion of the Property without the prior written consent of Sellers, which consent Sellers may withhold in their sole and absolute discretion; provided, however, Buyer shall have the right, without obtaining Seller’s consent as aforesaid, to designate one or more Affiliate as its nominee to receive title to all or a portion of the Property (Sellers recognize that each Hotel will likely be assigned to a separate Buyer Affiliate), and/or assign all of its right, title and interest in this Agreement to any Affiliate of Buyer by providing written notice to Sellers no later than five (5) Business Days prior to the Closing; provided, however, that (a) such Affiliate remains an Affiliate of Buyer until the Closing occurs, (b) Buyer shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment unless and until the Closing occurs, and (c) such designation or assignment shall not be effective until Buyer has provided Sellers with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Buyer and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Buyer under this Agreement, (ii) provide that Buyer and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, and (iii) include a representation and warranty in favor of Sellers that all representations and warranties made by Buyer in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs, and legal representatives.

15.2 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Georgia, without resort to the choice of law rules thereof.

15.3 Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

15.4 Notices. Notices and other communications required by this Agreement shall be in writing and (i) delivered by hand with receipt; (ii) sent by recognized overnight delivery service; (iii) sent by certified or registered mail, postage prepaid, with return receipt requested or (iv) by electronic mail during normal business hours with a confirmation copy delivered by another method permitted under this Section. All notices shall be addressed as follows:

If to Buyer:	SCG GLOBAL HOLDINGS, L.L.C.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Akshay Goyal
Email: agoyal@starwood.com

With a copy to:	c/o Starwood Capital Group Global, L.P.
591 W. Putnam Avenue
Greenwich, Connecticut 06830
Attention: Eric Franklin
Email: frankle@starwood.com

And to:	Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Gary E. Axelrod
Email: gary.axelrod@lw.com

If to Seller:	Noble Investment Group
2000 Monarch Tower
3424 Peachtree Road
Atlanta, GA 30326
Attention: Mark K. Rafuse
Email: mark.rafuse@nobleinvestment.com

With a copy to:	Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Suite 1600
Atlanta, Georgia 30326
Attention: Catherine Morgen, Esq.
Email: cmorgen@mmmlaw.com

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt or refusal of the addressee to accept delivery.

15.5 Waiver. The failure of any party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

15.6 Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

15.7 Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

15.8 Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

15.9 Waiver of Jury Trial. Sellers and Buyer each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

15.10 Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

15.11 Brokerage. Buyer and Sellers each represents and warrants to the other that it has dealt with no broker or agent that is entitled to the payment of a commission for services rendered in connection with the Transaction other than the Broker which shall be paid by Sellers pursuant to a separate written agreement. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any other broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 15.11 shall survive Closing or earlier termination of this Agreement.

15.12 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereof or any of the closing documents delivered by Buyer or Sellers hereunder.

15.13 Attorneys’ Fees. If any party hereto fails to materially perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by any party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 15.13 shall survive Closing or any termination of this Agreement.

15.14 Confidentiality and Public Announcements. Except as specifically provided herein or as required by applicable Laws, no party to this Agreement shall disclose any of the terms or provisions of this Agreement prior to Closing to any person or entity not a party to this Agreement, nor shall any party before or after Closing issue any press releases or make any public statements (print, broadcast or otherwise) relating to this Agreement or the Transaction, unless Buyer and Sellers consent to such disclosures in writing. Except as specifically provided herein or as required by applicable Laws, prior to the Closing, Buyer shall keep all materials provided or made available to Buyer by Sellers or Sellers’ agents, and all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (including, without limitation, matters relating to the environmental condition of the Property), whether obtained through documents, oral or written communications, or otherwise (collectively, the “Information”), in the strictest confidence; provided, however, Buyer may make necessary disclosures to the Buyer’s Representatives as well as potential lenders, Title Company, Franchisor, investors, potential investors, rating agencies, partners, attorneys, and consultants required in connection with Buyer’s evaluation of the Transaction provided that Buyer shall notify each such party of the confidential nature of the Information and shall use commercially reasonable efforts to cause any such party to maintain the confidentiality of such Information or as may be required for any disclosure or filing required by applicable Laws or to enforce this Agreement. Except as specifically provided herein or as required by applicable Laws or by any governmental agency, court or governmental authority, prior to Closing, under no circumstances shall any of the Information be used for any purpose other than the investigation of the Property in connection with its purchase by Buyer as contemplated under this Agreement. This Section 15.14 shall survive the Closing or earlier termination of this Agreement.

15.15 Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Sellers or Buyer hereunder falls upon a day other than a Business Day, then the time for such performance or the giving of such notice shall be extended until the next Business Day.

15.16 Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective assignments, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement. This Section 15.16 shall survive Closing.

15.17 No Third-Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

15.18 Section 1031 Exchanges. Buyer and Sellers agree that, at either Buyer’s or any Seller’s sole election, this Transaction may be structured as an exchange of like-kind properties under Section 1031 of the Tax Code, and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so by written notice to the other party at least five (5) Business Days prior to the Closing Date. If any so elects, the others shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Sellers and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all Liabilities arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. In no event shall any party be required to take record title to any property other than the Property in connection with such transaction.

15.19 Florida-Specific Provisions.

(a) All or part of the Real Property are or may be located either (1) partially or totally seaward of the Coastal Construction Control Line as defined in Section 161.053, Florida Statutes (the “CCCL”), or (2) within a coastal building zone as defined in Section 161.54, Florida Statutes. Therefore, the Real Property may be subject to coastal erosion and to federal, state or local regulations that govern coastal property, including the delineation of the CCCL, rigid coastal protection structures, beach nourishment and the protection of marine turtles. Additional information can be obtained from the Florida Department of Environmental Protection, including whether there are significant erosion conditions associated with the Real Property. Florida law requires Seller to provide Buyer with an affidavit, or a survey, meeting the requirements of Chapter 472 of the Florida Statutes, delineating the location of the CCCL on the Real Property at or prior to Closing, unless Buyer waives this requirement in writing. Buyer hereby waives the right to receive a CCCL affidavit or survey.

(b) Pursuant to Section 404.056(5), Florida Statutes (2016), the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

Radon Gas: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department”.

15.20 Audit Rights. Buyer has advised Sellers that Buyer (or any direct or indirect owner of Buyer or affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission (the “SEC”)), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (financial statements for any such interim period being unaudited) (the “Financial Information”). Following the Closing, Sellers shall use commercially reasonable efforts to cooperate with Buyer and its representatives and agents in preparing the Financial Information within fifty (50) days from the Closing Date. Without limiting the generality of the foregoing, if requested by Buyer, Sellers shall (i) maintain and allow Buyer (upon no less than one (1) Business Days’ prior written notice, which notice may be given via email), reasonable access to, during normal business hours, such books and records of Sellers reasonably related to the Property (provided Sellers shall have the right to redact information relating to assets and liabilities of Sellers other than the Property), (ii) make Mark K. Rafuse available for interview by Buyer, (iii) deliver a customary representation letter (the “ Audit Inquiry Letter”) in such form as is reasonably required by the Buyer’s outside third-party accountants (the “Accountants”), with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Sellers’ financial reporting, as prescribed by generally accepted auditing standards promulgated by the Public Company Accounting Oversight Board, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements, provided in no event shall Sellers incur any liability in connection with such representation letter and same will be made expressly subject to the terms and limitations set forth below in this Section 15.20, and (iv) to the extent that the Sellers’ financial statements for any Individual Property have previously been audited, the Sellers shall use commercially reasonable efforts to cause the auditor of the Sellers’ financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, and to provide to the Buyer and/or their Affiliates or the underwriters or initial Buyer s in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. Notwithstanding the foregoing, Sellers shall not be required to provide any information concerning (a) Sellers’ confidential financial analyses or projections, prepared solely for Sellers’ internal purposes on a fund level basis or otherwise not directly related to the operation of the Property, or (b) financial statements of any Affiliate of Sellers (other than Property-level financial statements). Further, Buyer hereby acknowledges and agrees that (1) Buyer shall be solely liable to pay and shall reimburse Sellers, within five (5) business days following Sellers’ written request, for all reasonable costs and expenses incurred by Sellers in assisting Buyer under this Section 15.20 (such assistance, the “Audit Assistance”), including all out-of-pocket costs actually incurred to review, research and complete the Audit Inquiry Letter; and (2) Sellers’ performance of any Audit Assistance shall be solely as an accommodation to Buyer and Sellers shall have no, and Sellers are hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Buyer with the SEC and the Audit Inquiry Letter; provided, that the forgoing release shall not apply to Seller’s breach of any of the covenants, representations and warranties of Sellers set forth in in this Agreement to the extent the same expressly survives the Closing. Buyer’s right to request any Audit Assistance shall expire one year after the Closing Date. The provisions of this Section 15.20 shall survive the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Hotel Purchase and Sale Agreement to be executed as of the Effective Date indicated above.

SELLERS:

NF II/CI TAMPA AIRPORT, LLC, a Delaware limited liability company

NF II/CI FORT MEYERS GULF CENTER, LLC, a Delaware limited liability company

NF II/CI LITTLE ROCK, LLC, a Delaware limited liability company

NF II BEACHWOOD PARK EAST OP CO, LLC, a Delaware limited liability company

HP BOULDER L.L.C., a Delaware limited liability company

NF II/CI TAMPA AVION, LLC, a Delaware limited liability company

NF II/CI KNOXVILLE, LLC, a Delaware limited liability company

NF II/CI FORT MYERS AIRPORT, LLC, a Delaware limited liability company

By:	/s/ Mark K. Rafuse
Name: Mark K. Rafuse
Title: Vice President

[Signature Page to Hotel Purchase and Sale Agreement – Portfolio B]

BUYER:

SCG GLOBAL HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Akshay Goyal
Name: Akshay Goyal
Title: Authorized Signatory

[Signature Page to Hotel Purchase and Sale Agreement – Portfolio B]

JOINDER

The undersigned (“Joinder Party”) hereby joins in this Agreement for the purposes of guarantying the obligations of the Sellers hereunder, but only to the extent that (a) the Closing occurs, and (b) any Seller expressly has liability to Buyer under this Agreement after Closing (and subject in all events to the limitations set forth in Article XII of the Agreement). From and after the Closing during the Survival Period (and during the pendency of any claim made by Buyer prior to the expiration of the Survival Period), the obligations of Joinder Party and Sellers under this Agreement shall be joint and several.

Joinder Party further agrees as follows:

1.

Joinder Party hereby: (a) acknowledges that Buyer would not enter into this Agreement with Sellers but for this joinder; (b) acknowledges that Joinder Party has reviewed all of the terms and provisions of this Agreement; (c) acknowledges that there are no conditions precedent to the effectiveness of this joinder, and (d) represents and warrants to Buyer that Joinder Party is not and will not be, as a consequence of the execution and delivery of this joinder, impaired or rendered “insolvent”, as that term is defined in Section 101 of the U.S. Bankruptcy Code, or otherwise rendered unable to pay Joinder Party’s debts as the same mature and will not have thereby undertaken liabilities in excess of the present fair value of Joinder Party’s assets.

2.

The obligations of Joinder Party under this joinder are independent of the obligations of Sellers under this Agreement and, in the event of any default or any breach of a representation, warranty or covenant under this joinder, a separate action or actions may be brought and prosecuted against Joinder Party whether or not any Seller is joined therein or a separate action or actions are brought against any Seller.

3.

Joinder Party hereby (a) waives diligence, presentment, demand, protest, or notice of any kind whatsoever, any defense based on suretyship principles, as well as any requirement that Buyer exhaust any right or take any action against any Seller or any other person or entity; and (b) consents to any supplement, amendment or other modification made to this Agreement in accordance with its terms without Joinder Party’s consent or approval. Without limiting the generality of the foregoing or any other provision hereof, Joinder Party further expressly waives to the extent permitted by Law any and all rights and defenses, including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Joinder Party under any applicable Laws; provided, however, nothing in this paragraph shall negate the availability to Joinder Party of (i) the defense of payment or performance of the obligations being guaranteed hereunder, and (ii) any separate claim any Seller may have against Buyer based upon Buyer’s failure to satisfy its obligations pursuant to this Agreement (but which separate claim shall not be the subject of an offset by Joinder Party).

4.

This joinder is irrevocable, cannot be revoked by Joinder Party. This joinder is independent of the obligations of Sellers under this Agreement. Buyer may bring a separate action to enforce the provisions hereof against Joinder Party without taking action against any Seller or any other party or joining any Seller or any other party as a party to such action. This joinder is not secured and shall not be deemed to be secured by any security instrument.

5.

The Joinder Party agrees to maintain an aggregate net worth and liquid assets (cash or cash equivalent) of at least two percent (2%) of the Purchase Price for the Survival Period (and after the Survival Period, during the pendency of any claim made by Buyer prior to the expiration of the Survival Period, not less than 150% of the value of the outstanding claim(s)).

2

In witness whereof, the undersigned has executed this Joinder as of July 31, 2018.

NOBLE HOSPITALITY FUND II, L.P., a Delaware limited partnership

By:	NOBLE HOSPITALITY FUND II GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Mark K. Rafuse
Name: Mark K. Rafuse Title: Vice President

[Signature Page to Joinder for Hotel Purchase and Sale Agreement – Portfolio B]

JOINDER BY OPERATING TENANTS

The undersigned Operating Tenants hereby join in the execution of this Agreement for the purpose of acknowledging and agreeing to Section 2.7 and Article VII of the Agreement. In addition, Operating Tenants agree to execute and deliver, after the Closing, such forms of corrective assignments, bills of sale or other documentation as Buyer may reasonably request to carry out the intent of the Agreement.

OPERATING TENANTS:

NF II/CI TAMPA AIRPORT OP CO, LLC, a Delaware limited liability company

NF II/CI FORT MEYERS GULF CENTER OP CO, LLC, a Delaware limited liability company

NF II/CI LITTLE ROCK OP CO, LLC, a Delaware limited liability company

NF II BEACHWOOD PARK EAST OP CO, LLC, a Delaware limited liability company

NF II BOULDER OP CO, LLC, a Delaware limited liability company

NF II/CI TAMPA AVION OP CO, LLC, a Delaware limited liability company

NF II/CI KNOXVILLE OP CO, LLC, a Delaware limited liability company

NF II/CI FORT MYERS AIRPORT OP CO, LLC, a Delaware limited liability company

By:	/s/ Mark K. Rafuse
Name: Mark K. Rafuse
Title: Vice President

[Signature Page to Joinder for Hotel Purchase and Sale Agreement – Portfolio B]